EXHIBIT 2.1

CONFIDENTIAL

AGREEMENT

AND

PLAN OF MERGER

BY AND AMONG

RESOLUTE GROWTH US LLC,

RESOLUTE FP FLORIDA INC.,

ATLAS PAPER HOLDINGS, INC.

AND

HC CAPITAL HOLDINGS 313A, LLC

November 16, 2015

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(continued)

-ii-

(continued)

-iii-

(continued)

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EXHIBITS

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Letter of Transmittal
Exhibit C	Form of FIRPTA Certificate
Exhibit D	Form of Confidentiality Agreement
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of Peak Rock Services Agreements Termination Agreement
Exhibit G	Representations and Warranties Insurance Policy
Exhibit H	Form of Stockholder Consent

SCHEDULES

Schedule 2.02(e)	Funded Debt
Schedule 2.03(a)(vii)	Resignations
Schedule 2.03(a)(viii)	Contract Terminations
Schedule 2.03(a)(ix)	Notices and Consents
Schedule 2.03(a)(x)	Estoppel Certificates
Schedule 2.05(a)	Working Capital Calculation Methodology
Disclosure Schedule	Exceptions to Representations and Warranties

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of November 16, 2015, by and among Resolute Growth US LLC, a Delaware limited liability company (“Buyer”), Resolute FP Florida Inc., a Delaware corporation (“Merger Sub”), Atlas Paper Holdings, Inc., a Delaware corporation (the “Company”), and HC Capital Holdings 313A, LLC, a Delaware limited liability company, solely in its capacity as the Representative (as hereinafter defined). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in Section 11.01 of this Agreement. Buyer, Merger Sub, Representative (solely in its capacity as Representative) and the Company are referred to herein collectively as the “Parties” and, individually, as a “Party.”

RECITALS

WHEREAS, the Parties desire to merge Merger Sub with and into the Company with the Company as the surviving corporation (the “Merger”); and

WHEREAS, the board of directors of each of Buyer, Merger Sub and the Company have approved the Merger and deemed it advisable and in the best interests of their respective stockholders, and have directed that this Agreement be submitted to the respective stockholders of Merger Sub and the Company for adoption.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual representations, warranties, and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGER

1.01 Merger. Subject to and upon the terms and conditions of this Agreement and Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving company in the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.02 Effective Time. At the Closing, the Company and Merger Sub shall cause a certificate of merger, in form and substance substantially similar to Exhibit A attached hereto (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware, and shall make all other filings or recordings required by the DGCL to complete the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Buyer and the Company shall agree and shall specify in the Certificate of Merger (the “Effective Time”).

1.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all of the assets, property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

1.04 Certificate of Incorporation. The certificate of incorporation of Merger Sub in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation, with such amendments thereto as set forth in Exhibit A of the Certificate of Merger, until amended in accordance with applicable Law.

1.05 Bylaws. The Bylaws of Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable Law.

1.06 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable Law, the directors and officers of Merger Sub at the Effective Time shall be the directors and officers, as applicable, of the Surviving Corporation.

1.07 Conversion of Securities. On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of the Securityholders, the following shall occur:

(a) Common Stock. Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares and the shares of Common Stock to be cancelled pursuant to Section 1.07(c)) shall be cancelled and extinguished and converted into the right to receive an amount in cash equal to (the “Common Stock Merger Consideration”):

(i) the Per Share Portion of the Closing Consideration, plus

(ii) the Per Share Portion of any Future Distribution Amounts.

(b) Company Options. Each Option that is unexercised and that is still in effect as of the Effective Time shall be canceled and thereafter shall no longer be exercisable but shall entitle the Optionholder, in cancellation and settlement therefor, to receive an amount in cash equal to (the “Option Merger Consideration”):

(i) (A) the product of (1) the Per Share Portion of the Closing Consideration and (2) the number of Option Shares issuable pursuant to such Option, minus (B) the aggregate exercise price of all such Option Shares (determined for each Option held by such Optionholder by multiplying the exercise price of such Option by the total number of Option Shares subject to such Option), which amount shall be delivered to such Optionholder in accordance with Section 1.09, plus

(ii) the product of (A) the Per Share Portion of any Future Distribution Amounts and (B) the number of Option Shares issuable pursuant to such Option.

(c) Cancellation of Treasury Stock. Each share of Common Stock held immediately prior to the Effective Time by the Company as treasury stock or held by Buyer or any of its Subsidiaries shall be cancelled and no cash or other consideration shall be paid with respect thereto.

(d) Merger Sub Common Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

1.08 Securityholder Payments; Letters of Transmittal.

(a) The Representative shall act as paying agent in effecting payments to Securityholders and the exchange of cash for (i) certificates which, immediately prior to the Effective Time, represented shares of Common Stock, to the extent such shares are represented by certificates (“Certificates”) owned by Securityholders, and (ii) unexercised Options, in each case entitled to payment pursuant to Section 1.07.

(b) Within five (5) Business Days following the date hereof, to the extent not delivered prior to the date hereof, the Company shall deliver to each Securityholder a letter of transmittal in form and substance substantially similar to Exhibit B attached hereto (the “Letter of Transmittal”). Pursuant to the Letter of Transmittal, each Securityholder shall, among other things, (i) approve the terms and conditions of this Agreement and the transactions contemplated hereby, the execution, delivery and performance of this Agreement, and the appointment of the Representative in accordance with the terms hereof, (ii) agree to be bound by the provisions applicable to it herein and (iii) provide an IRS Form W-9 to Buyer.

(c) The Letter of Transmittal shall direct each Securityholder to deliver to the Representative: (i) all Certificates, if any, duly endorsed in blank or accompanied by duly executed stock powers, representing the Common Stock held by such holder, (ii) his or her unexercised Options, and (iii) a Letter of Transmittal duly completed and validly executed in accordance with the instructions therein (collectively the “Securityholder Deliveries”). If a Securityholder delivers its Securityholder Deliveries to the Representative at least two (2) Business Days prior to the Closing Date, then at the Closing pursuant to Section 2.02(c), Buyer shall deliver to such Securityholder (or to the Surviving Corporation in the case of amounts payable to Optionholders) the portion of the consideration due to such Securityholder as described in Section 2.02(c), subject to any applicable withholding Tax requirements. If a Securityholder does not deliver its Securityholder Deliveries to the Representative at least two (2) Business Days prior to the Closing Date, then promptly after such delivery, the Representative shall deliver to such Securityholder (or to the Surviving Corporation in the case of amounts payable to Optionholders) the portion of the consideration due to such Securityholder as described in Section 2.02(d), and, if applicable, any Future Distribution Amount that such Securityholder is entitled to receive from the Buyer or the Surviving Corporation at that time, subject to any applicable withholding Tax requirements. Until so surrendered, each such Certificate, if any, or Option shall represent solely the right to receive the Merger Consideration into which the shares of Common Stock or Option it theretofore represented shall have been converted pursuant to Section 1.07, without interest. Notwithstanding the foregoing, if any

Certificate or Option shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the Person claiming such Certificate or Option to be lost, stolen or destroyed and the providing of an indemnity by such Person against any claim that may be made with respect to such Certificate or Option, Buyer or the Representative, as applicable, shall issue to the applicable Securityholder making such affidavit (or to the Surviving Corporation in the case of amounts payable to Optionholders), in exchange for such lost, stolen or destroyed Certificate or Option, the Merger Consideration to be paid in respect of the shares of Common Stock or Options, as applicable, represented by such Certificate or Option, as contemplated by this ARTICLE I, subject to any applicable withholding Tax requirements. If any Merger Consideration or Future Distribution Amount (or any portion thereof) is to be delivered to a Person other than the Securityholder in whose name the applicable Certificates or Options surrendered in exchange therefor are registered (or in whose name such shares of Common Stock are registered on the books and records of the Company, in the case of uncertificated shares), it shall be a condition to the payment of such portion of any such consideration that the Certificates (or rights thereto as registered on the books and record of the Company, in the case of uncertificated shares) or Options so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and that the Person requesting such transfer pay to the Buyer or the Surviving Corporation any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of Buyer or the Surviving Corporation that such Taxes have been paid or are not required to be paid.

1.09 Payments to Optionholders. Buyer or the Representative, as applicable, shall deliver to the Surviving Corporation any amounts that are payable to any Optionholder under this Agreement. The Surviving Corporation agrees that (a) within five (5) Business Days of receipt of any such amounts, or such later date as such payment becomes due pursuant to the terms and conditions of this Agreement, the Surviving Corporation shall pay such amounts to the applicable Optionholders, in the amounts specified in accordance with this Agreement, net of any required withholding Taxes, and (b) the Surviving Corporation shall, or shall cause its Subsidiaries to, timely deposit and report such withholding Taxes.

1.10 Required Withholding. Each of Buyer and the Surviving Corporation shall be entitled, after consultation with the Representative (but only with respect to payments due to Stockholders), to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Securityholder such amounts as may be required to be deducted or withheld therefrom under the Code, or under any provision of state, local or non-United States Tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld, such deducted or withheld amounts shall be paid over to the appropriate Taxing Authority (with copies of the appropriate receipts for such payments provided to the Representative) and shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

1.11 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any shares of Common Stock that are outstanding immediately prior to the Effective Time and which are held by Stockholders (i) who have not voted in favor of the Merger or consented thereto in writing, (ii) who have demanded, properly in writing, payment for such shares of Common

Stock, as applicable, in accordance with DGCL § 262 (a “Dissenter Payment”), and (iii) who have not withdrawn such demand or been deemed to have forfeited the right to a Dissenter Payment (such shares of Common Stock being referred to as “Dissenting Shares”) will not be converted into the right to receive any portion of the Merger Consideration, but instead will be converted in to the right to receive the Dissenter Payment in accordance with the DGCL, subject to all applicable withholding. If any Stockholder fails to perfect, effectively withdraws or otherwise loses its rights to a Dissenter Payment for such shares of Common Stock under the DGCL, then, as of the later of the Effective Time or the occurrence of such event, such Stockholder’s shares of Common Stock will automatically be converted into and represent the right to receive, without any interest thereon, a cash amount that would have been payable to such Stockholder pursuant to Section 1.07 had such Stockholder tendered such Stockholder’s Securityholder Deliveries prior to the Closing.

(b) The Company will give Buyer written notice of any demand for a Dissenter Payment received by the Company in accordance with DGCL § 262, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company. The Representative, on behalf of the Securityholders, shall direct and control all negotiations and proceedings with respect to any demand for a Dissenter Payment, including all hearings and trials before the Delaware Court of Chancery pursuant to DGCL § 262. Upon request by Buyer, the Representative shall keep Buyer informed of the status of any such negotiations and proceedings, and Buyer shall have the right to participate in such negotiations and proceedings with counsel of its choice, whose fees and expenses shall be borne by Buyer. Except with the prior written consent of Buyer, which will not be unreasonably withheld or delayed, neither the Company nor the Representative shall make any payment with respect to any demands for fair value or settle, or offer to settle, any such demands.

(c) Upon a final non-appealable award of any Dissenter Payments by the Delaware Court of Chancery to any holder of Dissenting Shares, the Representative shall promptly pay to such holder the amount of such award and any costs awarded with respect thereto, and neither Buyer nor the Surviving Corporation shall have any Liability therefor. Each of Buyer and the Surviving Corporation shall be indemnified for all Dissenter Payments and any costs awarded by the Delaware Court of Chancery to the holders of Dissenting Shares, to the extent paid by Buyer or the Surviving Corporation.

ARTICLE II

CLOSING, MERGER CONSIDERATION ADJUSTMENT

2.01 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of McDermott Will & Emery LLP located at 227 West Monroe Street, Chicago, Illinois at 10:00 a.m. on the date of this Agreement (the “Closing Date”), immediately following the delivery of the Stockholder Consent (which shall be delivered immediately after the execution hereof). All transactions contemplated herein to occur on or as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. Eastern time on the Closing Date.

2.02 Closing Transactions. On the Closing Date:

(a) the Company and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware;

(b) the Representative shall deliver to Buyer all of the Letters of Transmittal, Certificates and Options or affidavits of loss therefor delivered to the Representative by the Securityholders prior to the Closing;

(c) Buyer shall deliver (or cause to be delivered):

(i) to the Stockholders who have delivered their Securityholder Deliveries at least two (2) Business Days prior to Closing, the amounts payable to them pursuant to Section 1.07(a)(i); and

(ii) to the Optionholders who have delivered their Securityholder Deliveries at least two (2) Business Days prior to Closing (or to the Surviving Corporation pursuant to Section 1.09), the amounts payable to them pursuant to Section 1.07(b)(i).

(d) Buyer shall hold or deliver to the Surviving Corporation the portion of the Estimated Closing Cash Payment not paid to the Securityholders pursuant to Section 2.02(c) (including any amounts with respect to Dissenting Shares);

(e) Buyer shall pay, on behalf of the Company and its Subsidiaries, the outstanding balance of any Funded Debt, all of which is listed on Schedule 2.02(e), pursuant to the Payoff Letters;

(f) Buyer shall pay, on behalf of the Company and its Subsidiaries, all Transaction Expenses that remain unpaid as of the Closing, in the amounts and to the Persons (i) identified in the invoices therefor (which shall be delivered to Buyer at least two (2) days prior to Closing), and (ii) identified in writing by the Representative, to the extent no invoice is available therefor;

(g) Buyer shall deliver the Escrow Amount to the Escrow Agent;

(h) Buyer shall deliver the Holdback to the Representative; and

(i) Buyer, Merger Sub, the Company and the Representative (on behalf of the Securityholders) shall make such other deliveries as are required by Section 2.03 hereof.

Unless otherwise specified, all payments pursuant to this Section 2.02 shall be by wire transfer of immediately available U.S. dollars to an account or accounts designated by the recipient in writing. Upon delivery of any portion of the Closing Cash Payment or Holdback to Securityholders or the Representative hereunder, except as provided in Section 1.09, the Buyer and the Surviving Corporation shall have no further obligation to make, or any Liability in respect of, any payments of such amounts to any Securityholder hereunder. Except as provided in Section 1.09, the Representative shall be solely responsible for the payment to any

Securityholder of any Future Distribution Amounts in respect of amounts delivered to it hereunder, including on behalf of Securityholders and in respect of any Escrow Amounts released to it pursuant to the Escrow Agreement.

2.03 Closing Deliveries.

(a) At the Closing, the Company and Representative shall deliver to Buyer each of the following:

(i) A certificate of the Company dated as of the Closing Date in the form attached hereto as Exhibit D stating that the Company is not and has not been at any time within 5 years prior to the Closing a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and that shares of stock therein are not United States real property interests within the meaning of Section 897(c) of the Code;

(ii) a copy of the certificate of incorporation of the Company and a copy of the certificate of incorporation or formation (as applicable) of each Subsidiary of the Company, certified by the Secretary of State of Delaware, and a certificate of good standing of the Company and each Subsidiary of the Company from Delaware and each jurisdiction in which the Company or any Subsidiary is qualified as a foreign entity, in each case dated within ten (10) days of the Closing Date;

(iii) copies of (A) the resolutions or written consent duly adopted by the Company’s board of directors (i) authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby, and (ii) terminating all outstanding Options and unvested options, effective as of the Effective Time, in each case, certified by the Secretary of the Company, (B) the Stockholder Consent, certified by the Secretary of the Company, and (C) the resolutions or written consent duly adopted by the Representative’s managers or members, as applicable, authorizing the execution, delivery and performance by it of this Agreement and the other agreements contemplated hereby, certified by the manager or Secretary of the Representative;

(iv) a copy of the by-laws, operating agreement, limited liability company agreement or comparable document of the Company and (if applicable) each Subsidiary of the Company, with all amendments thereto, certified by the Secretary of the Company, and a certification of the incumbency of all officers of the Company and the Representative executing this Agreement and the other agreements contemplated hereby, together with their specimen signatures;

(v) payoff letters from the holders of all Funded Debt listed on Schedule 2.02(e) (the “Payoff Letters”), in a form reasonably acceptable to Buyer, that (A) reflect the amounts required in order to pay in full all such Funded Debt outstanding as of the Closing Date and (B) provide that, upon payment in full of the amounts indicated, all Liens with respect to the equity interests and/or assets of the Company or its Subsidiaries shall be terminated and of no further force and effect and any agreements relating to such Funded Debt shall be terminated;

(vi) the Peak Rock Services Agreements Termination Agreement, duly executed by each of the parties thereto;

(vii) resignations from the Persons listed on Schedule 2.03(a)(vii) as a director or officer, as applicable, of the Company and its Subsidiaries;

(viii) evidence of termination of the Contracts set forth on Schedule 2.03(a)(viii);

(ix) all consents and licenses identified on Schedule 2.03(a)(ix);

(x) a duly executed estoppel certificate with respect to each Real Property Lease identified in Schedule 2.03(a)(x), in form and substance satisfactory to the Buyer, in each case dated within ten (10) days of the Closing Date;

(xi) evidence that the D&O Tail has been finalized and bound by the applicable insurer;

(xii) the Escrow Agreement, duly executed by the Representative and the Escrow Agent;

(xiii) an employment offer letter, duly executed by each of Jim Brown, Claudia Pieropan, David DeMarzo and Donald Scuvotti, in such form as mutually agreed upon by the Surviving Corporation or one of its Subsidiaries and each such Person (the “Employment Offer Letters”);

(xiv) a confidentiality agreement, in substantially the form attached hereto as Exhibit D, executed by Peak Rock Capital LLC;

(xv) the Stockholder Consent; and

(xvi) the Certificate of Merger, duly executed by the Company.

(b) At the Closing, Buyer and Merger Sub shall each deliver to the Representative:

(i) certified copies of the resolutions duly adopted by the board of directors (or its equivalent governing body) of Buyer and Merger Sub and of the sole stockholder of Merger Sub authorizing the execution, delivery, and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(ii) evidence that the R&W Policy has been finalized and bound by the applicable insurer;

(iii) the Escrow Agreement, duly executed by the Buyer and the Escrow Agent; and

(iv) the Employment Offer Letters, duly executed by the Surviving Corporation or one of its Subsidiaries.

2.04 Net Working Capital and Cash Amount Adjustment.

(a) Estimated Closing Cash Payment. Prior to the Closing Date, the Company shall deliver to Buyer a detailed, estimated balance sheet of the Company as of the Closing Date (the “Estimated Closing Date Balance Sheet”) and a statement setting forth the Company’s good faith estimate of (i) the Working Capital and the Working Capital Surplus or Working Capital Deficit, if any, (ii) the Cash Amount, the outstanding amount of all Funded Debt as of the Closing Date, and the Transaction Expenses Amount and (iii) based on the amounts set forth in clauses (i) and (ii), a good faith estimate of the Closing Cash Payment (the “Estimated Closing Cash Payment”). In addition the Representative shall deliver to Buyer a calculation, based on the Estimated Closing Cash Payment calculation delivered by the Company, of the Closing Consideration and the amounts payable at the Closing to each Securityholder pursuant to Section 2.02(c). After delivery of the foregoing documents and statements, the Buyer and its accountants shall be permitted to make reasonable inquiries of the Company, the Representative and their respective accountants, work papers and relevant officers and employees regarding questions concerning or disagreements with the calculation of the Estimated Closing Cash Payment and Closing Consideration arising in the course of their review thereof.

(b) Final Calculations.

(i) Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to the Representative (a) a detailed balance sheet of the Company as of the Closing Date and a statement setting forth Buyer’s good faith calculation of (i) the Working Capital and the Working Capital Surplus or Working Capital Deficit, if any, (ii) the Cash Amount, the outstanding amount of all Funded Debt as of the Closing Date, and the Transaction Expenses Amount and (iii) based on the amounts set forth in clauses (a)(i) and (a)(ii), the Closing Cash Payment (collectively, the “Closing Statement”) and (b) all records and work papers reasonably necessary to compute and verify the information set forth in the Closing Statement. After delivery of the Closing Statement (including, for the avoidance of doubt, during any period prior to the Closing Statement becoming final in accordance with this Section 2.04(b)), the Representative and its accountants shall be permitted to make reasonable inquiries of Buyer and the Company and their respective accountants, work papers and relevant employees, during normal business hours and on 24 hours’ advance notice, regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof. If the Representative has any objections to the Closing Statement, then the Representative shall deliver to Buyer a statement (an “Objection Statement”) setting forth its disputes or objections (the “Objection Disputes”) to the Closing Statement and, to the extent practical, the Representative’s proposed resolution of each such Objection Dispute. If an Objection Statement is not delivered to Buyer within thirty (30) days after receipt of the Closing Statement by the Representative, then the Closing Statement as originally received by the Representative shall be final, binding and non-appealable by the Parties. If an Objection Statement is timely delivered, then Buyer and the Representative shall negotiate in good faith to resolve any Objection Disputes, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objection Statement, the Representative and Buyer shall submit each unresolved Objection Dispute to BDO USA, LLP or such other nationally recognized accounting firm as the Buyer and the Representative shall agree (the “Independent Auditor”) to resolve such Objection Disputes. Each of the Representative and the Buyer agree to sign any reasonable engagement letter proposed by the Independent Auditor and to advance fifty percent (50%) of any retainer required by the Independent Auditor in connection therewith (subject to reimbursement by the non-prevailing party as defined below). The Independent Auditor shall be instructed to set forth a procedure to provide for prompt resolution of any unresolved Objection Disputes and, in any event, to make its determination in respect of such Objection Disputes within thirty (30) days following its retention. The Independent Auditor’s determination of such Objection Disputes shall be final and binding upon the Parties, except in the case of manifest error, and not subject to review by a court or other tribunal; provided, however, that any such determination with respect to any item reflected in the Objection Statement shall not be any more favorable to Buyer than is set forth in the Closing Statement or any more favorable to the Representative than is proposed in the Objection Statement. If any unresolved Objection Disputes are submitted to the Independent Auditor, then, for purposes of this Section 2.04(b), Buyer shall be the prevailing party in such proceeding if a majority of the dollar amount of the unresolved Objection Disputes are decided by the Independent Auditor in favor of Buyer, and the Representative shall be the prevailing party if a majority of the dollar amount of the unresolved Objection Disputes are decided by the Independent Auditor in favor of the Representative (e.g., if there are $200,000 of disputed items to be determined by the Independent Auditor and the Independent Auditor determines that Buyer’s claims prevail with respect to $125,000 and the Representative’s claims prevail with respect to $75,000, then Buyer would be the prevailing party). The Party that is not the prevailing party shall pay all of the fees, costs and expenses of the Independent Auditor (including reimbursement to the prevailing party of any portion of any retainer advanced by such prevailing party). The final Closing Statement, however determined pursuant to this Section 2.04(b), will be used to calculate the Working Capital Surplus or Working Capital Deficit, if any, and the Cash Amount, the outstanding amount of all Funded Debt as of the Closing Date, and the Transaction Expenses Amount, in each case to be used to determine the final Closing Cash Payment. The process set forth in this Section 2.04(b) shall be the exclusive remedy of the Parties for any disputes related to items required to be reflected on the Closing Statement with respect to the calculation of the Working Capital and the Cash Amount; provided, however, such process shall not limit any Liability for breach of any representations or warranties hereunder or limit the indemnity provided in Section 10.02(a)(iii) for any Funded Debt or Transaction Expenses that are not included on the Closing Statement.

(ii) If after the final determination pursuant to Section 2.04(b)(i), the final Closing Cash Payment is greater than the Estimated Closing Cash Payment, then (x) Buyer shall promptly (but in any event within five (5) Business Days of the final determination thereof) pay to the Representative (on behalf of the Securityholders) such difference by wire transfer of immediately available funds to an account or accounts designated in writing by the Representative, and, subject to Sections 1.09 and 13.15, the Representative shall promptly thereafter deliver to each Securityholder such Securityholder’s Pro Rata Percentage of such amount, and (y) the Buyer and the Representative shall promptly (but in any event within five (5) Business Days of the final determination thereof) deliver joint written instructions to the Escrow Agent to release the Adjustment Escrow Amount (and all earnings and interest thereon) to the Representative on behalf of the Securityholders, and thereafter, subject to Sections 1.09 and 13.15, the Representative shall distribute to each Securityholder such Securityholder’s Pro Rata Percentage of the Adjustment Escrow Amount (and all earnings and interest thereon).

(iii) If after the final determination pursuant to Section 2.04(b)(i), the Estimated Closing Cash Payment is greater than the final Closing Cash Payment, then the Buyer and the Representative (on behalf of the Securityholders) shall promptly (but in any event within five (5) Business Days of the final determination thereof) deliver joint written instructions to the Escrow Agent (A) to release to Buyer, by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer, the lesser of (x) the amount by which the Estimated Closing Cash Payment exceeds the final Closing Cash Payment and (y) the sum of the Adjustment Escrow Amount and the Indemnification Escrow Amount (and all earnings and interest on each such amount); provided however, that funds shall only be released from the Indemnification Escrow Amount pursuant to this subsection to the extent the Adjustment Escrow Amount (and all earnings and interest thereon) is less than the amount by which the Estimated Closing Cash Payment exceeds the final Closing Cash Payment, and (B) after such payment, to release to the Representative, any remaining Adjustment Escrow Amount (and any remaining earnings and interest thereon) (on behalf of the Securityholders). Promptly after any such distribution to the Representative, subject to Sections 1.09 and 13.15, the Representative shall distribute to each Securityholder such Securityholder’s Pro Rata Percentage of such amount. Once the Closing Statement has been delivered by Buyer, the Buyer and the Representative shall promptly (but in any event within five (5) Business Days of such delivery) deliver joint written instructions to the Escrow Agent to release to the Representative, on behalf of the Securityholders, any portion of the Adjustment Escrow Amount (and all earnings and interest thereon) in excess of the amount (if any) claimed to be owed to Buyer in the Closing Statement. Promptly after any such release to the Representative, subject to Sections 1.09 and 13.15, the Representative shall distribute to each Securityholder such Securityholder’s Pro Rata Percentage of such amount.

2.05 Preparation of Closing Statement; Cooperation.

(a) Preparation of Closing Statement. The calculation of the Estimated Closing Cash Payment and the estimated balance sheet upon which such calculation was based, the Closing Statement (and all calculations of Working Capital, Working Capital Surplus Amount (if any), Working Capital Deficit Amount (if any), and the Cash Amount), shall be prepared and calculated in accordance with GAAP, using the same accounting methods, policies, practices and procedures, with consistent classifications and estimation methodologies, in each case as were used in the preparation of the Audited Financial Statements as at or for the period ended December 31, 2014, except as noted in Schedule 2.05(a), except that the same shall (i) not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement; and (ii) be based on facts and circumstances as they exist immediately prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing. For purposes of determining the amount of inventory included in current assets for purposes of calculating the Working Capital, the parties recognize and agree that the Buyer shall conduct a physical count of inventory within five (5) days after the Closing and the Representative (or its designees) shall be given prior written notice of such count and shall be entitled to be present for such count.

(b) Cooperation. Following the Closing until the final resolution of any Objection Disputes, Buyer shall, and shall cause the Surviving Corporation, its Subsidiaries and their respective officers, employees, consultants, accountants and agents to (i) cooperate reasonably with the Representative and its accountants in connection with its review of the Closing Statement and the preparation of the Objection Statement, if any (including by providing the Representative with reasonable access to the employees of the Surviving Corporation and its Subsidiaries who are knowledgeable about the information contained in, and the preparation of, the Closing Statement during normal business hours and upon 24 hours’ advance notice) and (ii) provide any books, records and other information reasonably requested by the Representative and its accountants in connection therewith or in connection with resolving any Objection Dispute, including during the period while any unresolved Objection Disputes are being reviewed by the Independent Auditor and until a final determination has been issued by the Independent Auditor.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub represent and warrant to the Company that as of the date hereof:

3.01 Status. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

3.02 Power and Authority. Each of Buyer and Merger Sub has all requisite corporate or other entity power and authority to execute and deliver this Agreement and the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All corporate or other entity acts or proceedings required to be taken by Buyer or Merger Sub to authorize the execution and delivery of this Agreement and the Transaction Documents and the performance of Buyer’s and Merger Sub’s obligations hereunder and thereunder have been properly taken.

3.03 Enforceability. Each of this Agreement and the Transaction Documents has been duly authorized, executed and delivered by each of Buyer and Merger Sub and, assuming the due and valid authorization, execution and delivery of this Agreement and the Transaction Documents by the Company and Representative, this Agreement and the Transaction Documents constitute legal, valid and binding obligations of each of Buyer and Merger Sub, enforceable against each in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting or relating to creditors’ rights generally and general equitable principles (the “Bankruptcy and Equity Exceptions”).

3.04 No Violations; Consents and Approvals. The execution and delivery of this Agreement and the Transaction Documents by Buyer and Merger Sub, and the consummation of the transactions contemplated hereby will not (a) violate any provision of the organizational documents of either Buyer or Merger Sub or (b) violate in any material respect any Law applicable to, binding upon or enforceable against either Buyer or Merger Sub. Except for the filing of the Certificate of Merger, no approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification, recording or other action or filing with, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of Buyer or Merger Sub in connection with the execution, delivery or performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

3.05 Brokers. Neither Buyer nor Merger Sub has incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby for which the Company or any Securityholder may be liable.

3.06 Financing. Buyer has immediately available funds sufficient to consummate the transactions contemplated by this Agreement, including the payment of the Closing Cash Payment and all fees and expenses payable by Buyer or Merger Sub in connection with the transactions contemplated by this Agreement. Buyer expressly acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement is not subject to any condition or contingency with respect to any financing or funding by any third party.

3.07 Investment Representations. Buyer is acquiring the Company for its own account with the present intention of holding the securities of the Company for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities Laws. Each of Buyer and Merger Sub is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.

3.08 Solvency. Assuming that the Company and its Subsidiaries are solvent immediately prior to Closing and that the representations and warranties with respect to the same contained in ARTICLE IV are true and correct, then immediately after giving effect to the transactions contemplated by this Agreement, none of Buyer, the Surviving Corporation or its Subsidiaries will become insolvent as a result of consummating the transactions contemplated by this Agreement.

3.09 Litigation. There are no Proceedings pending or, to Buyer’s Knowledge, expressly threatened in writing against Buyer or Merger Sub, at law or in equity, before or by any Governmental Authority which would reasonably be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule, the Company (and to the extent expressly set forth herein, each Securityholder) hereby represents and warrants to Buyer and Merger Sub that as of the date hereof:

4.01 Corporate Status. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, operate or lease its properties and assets and to carry on its business as now being conducted. The Company is legally qualified to transact business as a foreign corporation in all jurisdictions where the nature of its properties and the conduct of its business as now conducted require such qualification.

4.02 Power and Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Company’s board of directors has adopted a resolution approving this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, and has directed that this Agreement be submitted to the Company’s stockholders for approval, and other than the Stockholder Consent, no other corporate acts or proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the Transaction Documents, the performance of the Company’s obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby and thereby.

4.03 Enforceability. Each of this Agreement and the Transaction Documents has been duly authorized, executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement and the Transaction Documents by each of Buyer and Merger Sub, this Agreement and the Transaction Documents constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as the same may be limited by the Bankruptcy and Equity Exceptions.

4.04 Capitalization; Stock Ownership.

(a) Section 4.04 of the Disclosure Schedule sets forth (i) the number of authorized shares of each class of the Company’s capital stock, (ii) the number of issued and outstanding shares of each class of the Company’s capital stock, (iii) the holder of record of each outstanding share of each class of Common Stock, and (iv) the number of outstanding options to purchase shares of Common Stock and the holder of record of each such option. Each Securityholder represents and warrants that he, she or it is the record and beneficial owner of each share of each class of Common Stock set forth opposite his, her or its name in Section 4.04 of the Disclosure Schedule, free and clear of all Liens, and/or each option set forth opposite his, her or its name in Section 4.04 of the Disclosure Schedule, free and clear of all Liens, and to the Company’s Knowledge, each such representation and warranty of such Securityholder is true and correct in all respects. All of the Company’s capital stock has been duly authorized and validly issued and are fully paid and non-assessable, and were issued in compliance with all applicable state and federal securities Laws. No shares of capital stock or equity interests of the Company have been issued in violation of any preemptive rights. Except as set forth in Section 4.04 of the Disclosure Schedule, there are no outstanding options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements that require the Company to issue or sell any shares of its capital stock or other equity securities (or securities convertible into or exchangeable for shares of its capital stock or other equity securities). The Company is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock or other equity securities. Except as set forth in Section 4.04 of the Disclosure Schedule, the Company is not party to any voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the capital stock or other equity securities of the Company. Each Securityholder represents and warrants that he, she or it is not party to any voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the capital stock or other equity securities of the Company, except as set forth in Section 4.04 of the Disclosure Schedule, and to the Company’s Knowledge, this representation and warranty of each such Securityholder is true and correct in all respects. There are no outstanding or authorized stock appreciation, phantom equity, profit participation or similar rights with respect to the Company.

4.05 Subsidiaries.

(a) Section 4.05(a) of the Disclosure Schedule sets forth a complete and accurate list of (i) each Subsidiary of the Company, (ii) the entire authorized stock or other equity interests of each such Subsidiary, and (iii) the record and beneficial owner of all issued and outstanding shares of such stock or other equity interests, all of which are owned in the amounts and by the Persons set forth on Section 4.05(a) of the Disclosure Schedule, free and clear of all Liens. Neither the Company nor its Subsidiaries owns, holds or has the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person. All of the capital stock of the Company’s Subsidiaries has been duly authorized and validly issued and are fully paid and non-assessable, and were issued in compliance with all applicable state and federal securities Laws. There are no outstanding options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements that require any of the Company’s Subsidiaries to issue or sell any of its capital stock or other equity securities (or securities convertible into or exchangeable for shares of its capital stock or other equity securities). No shares of capital stock or other equity securities of any Subsidiary of the Company have been issued in violation of any preemptive rights. No Subsidiary of the Company is obligated to redeem or otherwise acquire any of its outstanding shares of capital stock or other equity securities. There are no outstanding or authorized stock appreciation, phantom equity, profit participation or similar rights with respect to any Subsidiary of the Company. Except as set forth in Section 4.05(a) of the Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the capital stock or equity interests of any Subsidiary of the Company.

(b) Each of the Company’s Subsidiaries are corporations or limited liability companies validly existing and in good standing under the Laws of their jurisdiction of incorporation or formation (as applicable), each of which is set forth in Section 4.05(b) of the Disclosure Schedule. Each of the Company’s Subsidiaries have all requisite corporate or entity power and authority to own, operate or lease its properties and assets and to carry on its business as now being conducted. Each of the Company’s Subsidiaries is legally qualified to transact business as a foreign corporation in all jurisdictions where the nature of their properties and the conduct of their business as now conducted require such qualification. Except as set forth on Section 4.05(b) of the Disclosure Schedule, since May 17, 2013 (and to the Company’s Knowledge, since January 1, 2012), none of the Company or any of its Subsidiaries has consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any Person.

4.06 No Violation; Consents and Approvals. Except as set forth on Section 4.06 of the Disclosure Schedule, the execution and delivery of this Agreement and the Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby will not (a) violate any provision of the organizational documents of the Company or its Subsidiaries, (b) violate in any material respect any Law applicable to, binding upon or enforceable against the Company or any of its Subsidiaries, (c) result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a material default) under, or give rise to a right of payment under or the right to terminate, any Material Contract or Real Property Lease, or (d) result in the creation or imposition of any Lien upon any of the property or assets of the Company or its Subsidiaries or any equity securities of the Company or its Subsidiaries. Except for the filing of the Certificate of Merger, no approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification, recording or other action or filing with, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of the Company or any of its Subsidiaries in connection with the execution, delivery or performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

4.07 Financial Statements.

(a) Attached as Section 4.07(a) of the Disclosure Schedule are complete copies of (i) the audited combined and consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2014 and December 31, 2013 and the related audited combined and consolidated statements of operations, equity, and cash flows for the year ended December 31, 2014 and the period from May 17, 2013 to December 31, 2013 (collectively, the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries (the “Latest Balance Sheet”) as of September 30, 2015 (the “Balance Sheet Date”) and related statements of operations, equity, and cash flows of the Company and its Subsidiaries for the nine-month period ended as of the Balance Sheet Date (collectively, with the Latest Balance Sheet, the “Interim Financial Statements” and collectively with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (x) present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries at each of the balance sheet dates and the consolidated results of operations, equity and cash flows for each of the periods covered thereby, in each case in accordance with GAAP, and (y) have been prepared in accordance with GAAP, except in each case that the Interim Financial Statements do not reflect year-end adjustments and do not contain footnote disclosures and other presentation items, none of which will be material in the aggregate.

(b) Except as set forth in Section 4.07(b) of the Disclosure Schedule, there has not been any change by the Company or any of its Subsidiaries in its application of GAAP, or any material accounting methods, policies, practices and procedures, in each case as were used in the preparation of the Audited Financial Statements as at or for the period ended December 31, 2013. Except as disclosed in the Interim Financial Statements and for deposits under Real Property Leases, neither the Company nor any of its Subsidiaries has any funds or other assets on deposit or subject to any escrow that has not been fully and finally released or settled.

(c) The Company and its Subsidiaries make and keep books and records and maintain internal accounting controls in each case that are commercially reasonable for a privately owned non-public company. Except as set forth in Section 4.07(c) of the Disclosure Schedule, since May 17, 2013 (and to the Company’s Knowledge, since January 1, 2012) there has not been any fraud that involves management or other employees who have a material role in the internal controls of the Company or any of its Subsidiaries. Since the Balance Sheet Date, there have been no material changes in internal controls or in other factors that could materially and adversely affect internal controls by the Company or any of its Subsidiaries, including any corrective actions with regard to material deficiencies and material weaknesses.

(d) Neither the Company nor any of its Subsidiaries has any material Liabilities (and to the Company’s Knowledge, there is no basis for any present or future action, suit, Proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company or any of its Subsidiaries giving rise to any Liability) except (i) to the extent specifically reflected and accrued for or specifically reserved against in the Latest Balance Sheet, (ii) for Liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business consistent with past practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) and (iii) Liabilities disclosed in Section 4.07(d) of the Disclosure Schedule. Section 4.07(d) of the Disclosure Schedule sets forth the names of all Persons to whom Funded Debt and Transaction Expenses shall be due and the estimated amounts due to each such Person.

4.08 Absence of Certain Developments. Except as contemplated or permitted by this Agreement or as set forth on Section 4.08 of the Disclosure Schedule, since December 31, 2014:

(a) the business of the Company and each of its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice;

(b) there has not occurred any change or event that has resulted, or could reasonably be expected to result in, a Material Adverse Effect;

(c) neither the Company nor any of its Subsidiaries has sold, transferred, leased, mortgaged, pledged or otherwise subjected to any Lien (other than Permitted Liens) any of its assets or property (tangible or intangible) or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company or any of its Subsidiaries except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

(d) neither the Company nor any of its Subsidiaries has acquired (whether by merger, acquisition of stock or assets, or otherwise) any business or line of business;

(e) there has not been any change in the organizational or constituent documents of the Company or any of its Subsidiaries or made any loans, advances or capital contributions to, or investments in, any Person other than one of its Subsidiaries;

(f) no election has been made or action taken to change the status of the Company or any of its Subsidiaries (as a corporation, partnership or disregarded entity) for federal, state or local income Tax purposes;

(g) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company or any of its Subsidiaries having a replacement cost of more than $50,000 for any single loss or $200,000 in the aggregate for any related losses;

(h) neither the Company nor any of its Subsidiaries has made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable or paid or agreed or orally promised to pay, conditionally or otherwise, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay by it to any of the Company’s or any of its Subsidiaries’ directors, officers, employees, distributors, independent sale representatives or brokers, except in each case for (i) changes in the ordinary course of business consistent with past practices and (ii) bonuses payable to certain officers and employees of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement (which will be included as part of the Transaction Expenses);

(i) there has not been any material change by the Company or any of its Subsidiaries in its accounting or Tax reporting methods, principles or policies, any settlement of any Tax controversy, any amendment of any Tax Return, or any Tax election made, revoked or terminated by or with respect to the Company or any of its Subsidiaries;

(j) neither the Company nor any of its Subsidiaries has made any declaration or payment of any dividends or distributions on or in respect of any capital stock or equity interests of the Company or any of its Subsidiaries, or redemption, purchase or acquisition of any capital stock or equity interests security of the Company or any of its Subsidiaries, or made any other payment to or on behalf of any Affiliate of the Company or its Subsidiaries other than dividends, loans and distributions payable to the Company or one of its Subsidiaries;

(k) there has not been any split, combination or reclassification of any shares of capital stock or equity interests of the Company or any of its Subsidiaries;

(l) neither the Company nor any of its Subsidiaries has entered into or amended any employment, deferred compensation, severance or similar agreement;

(m) neither the Company nor any of its Subsidiaries has entered into any collective bargaining agreement or relationship with any labor organization;

(n) except for the transactions contemplated by this Agreement, neither the Company nor any of its Subsidiaries has entered into or amended any other transaction or Contract other than in the ordinary course of business consistent with past practice;

(o) neither the Company nor any of its Subsidiaries has hired employees or engaged independent contractors in each case with annual compensation in excess of $50,000 other than in the ordinary course of business consistent with, and at a level of compensation consistent with, past practice;

(p) neither the Company nor any of its Subsidiaries has materially changed its policies and programs with respect to customer credits, coupons, rebates, marketing or promotions;

(q) neither the Company nor any of its Subsidiaries has made any loans, advances or capital contributions to, or investments in, any Person other than a Subsidiary;

(r) neither the Company nor any of its Subsidiaries has canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business consistent with past practice;

(s) neither the Company nor any of its Subsidiaries has entered into or amended any Contract or transaction with any of its Affiliates or paid any fees, expenses or other amounts to any Affiliate of the Company or any of its Subsidiaries;

(t) except as disclosed in the Latest Balance Sheet, neither the Company nor any of its Subsidiaries has made or committed to make any capital expenditures or capital additions or improvements outside the ordinary course of business consistent with past practices;

(u) neither the Company nor any of its Subsidiaries has entered into any prepaid services transactions with any of its customers or otherwise accelerated revenue recognition;

(v) neither the Company nor any of its Subsidiaries has materially changed its policies with respect to the payment of accounts payable or other current Liabilities or the collection of accounts receivable (including any acceleration or deferral of the payment or collection thereof);

(w) neither the Company nor any of its Subsidiaries has adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law or other agreement with respect to the sale of its assets, securities or its business;

(x) neither the Company nor any of its Subsidiaries has issued any equity or debt securities or any security exercisable or exchangeable for or convertible into equity securities of the Company or any of its Subsidiaries, or incurred other Liabilities (other than in the ordinary course of business consistent with past practices);

(y) neither the Company nor any of its Subsidiaries has entered into any compromise or settlement of any Proceeding;

(z) neither the Company nor any of its Subsidiaries has transferred, assigned or granted any license or sublicense of any material rights under or with respect to any Intellectual Property; or

(aa) neither of the Company nor any of its Subsidiaries has entered into any agreement or committed to do or perform in the future any of actions referred to in this Section 4.08.

4.09 Litigation. Except as set forth in Section 4.09 of the Disclosure Schedule, (i) there are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries (or pending or threatened against any of the officers, directors or key employees of the Company or any of its Subsidiaries in relation to the Company or any of its Subsidiaries), at law or in equity, which are, or would reasonably be expected to be, material to the Company or any of its Subsidiaries, and to the Company’s Knowledge, there is no basis for any such Proceedings; (ii) neither the Company nor any of its Subsidiaries is subject to any judgment, order, injunction, ruling, writ, assessment or arbitration award or decree of any Governmental Authority; (iii) neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any Predecessor of any Company or any of its Subsidiaries, has received any written memorandum or written legal advice from legal counsel retained by the Company or any of its Subsidiaries to the effect that it is exposed, from a legal standpoint, to any material Liability; and (iv) neither the Company nor any of its Subsidiaries since May 17, 2013 has engaged in any legal action to recover monies due to it or for damages sustained by it.

4.10 Environmental Matters.

(a) Except as set forth in Section 4.10(a) of the Disclosure Schedule, the Company and each of its Subsidiaries are in compliance in all material respects with all Environmental Laws.

(b) Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any Predecessor of the Company or any of its Subsidiaries, has, since May 17, 2013 (and to the Company’s Knowledge, prior thereto), received any written notice that is not fully resolved of a violation of Environmental Laws or any Liability or potential Liability arising under Environmental Laws or any written notice that is not fully resolved of any investigation, remediation, abatement or corrective obligation under Environmental Laws, relating to the Company, any of its Subsidiaries, any of the Leased Real Property or any previously owned, leased or operated properties or facilities of the Company or any of its Subsidiaries, or any previously owned, leased, operated or used waste disposal sites. There is no Proceeding pending against the Company or its Subsidiaries related to an actual or alleged violation of Environmental Laws or any Liability arising under Environmental Laws, and to the Company’s Knowledge, there is no basis for any such Proceeding.

(c) The Company and its Subsidiaries have made available to Buyer copies of all material environmental reports, audits, studies, reports, analyses, and results of investigations pertaining to the Leased Real Property or any previously owned, leased or operated properties of the Company or any of its Subsidiaries that are in the possession or custody of the Company or any of its Subsidiaries.

(d) Except as set forth in Section 4.10(d) of the Disclosure Schedule, the operations of the Company and each of its Subsidiaries and, to the Company’s Knowledge, any Predecessor of any Company or any of its Subsidiaries, are currently and since May 17, 2013 (and to the Company’s Knowledge, since January 1, 2012) have been in compliance in all material respects with all applicable licenses and permits issued pursuant to Environmental Laws or otherwise (“Environmental Permits”). The Company and each of its Subsidiaries have obtained and currently maintain all Environmental Permits required under all applicable Environmental Laws necessary to operate their respective businesses.

(e) Except as set forth in Section 4.10(e) of the Disclosure Schedule, none of the Company or any of its Subsidiaries is the subject of any outstanding written order with any Governmental Authority respecting any Environmental Laws or any Release or threatened Release of a Hazardous Material.

(f) Except as set forth in Section 4.10(f) of the Disclosure Schedule, none of the Company or any of its Subsidiaries or, to the Company’s Knowledge, any of their respective Predecessors has any Liability in connection with any Release of any Hazardous Materials into the indoor or outdoor environment (whether on-site or off-site), and to the Company’s Knowledge there are no facts, circumstances or conditions relating to, arising out of or attributable to it that could reasonably be expected to give rise to Liability under Environmental Laws.

(g) Except as set forth in Section 4.10(g) of the Disclosure Schedule, to the Company’s Knowledge, there is not located at any of the Leased Real Property or any previously owned, leased or operated properties of the Company or any of its Subsidiaries any (i) underground storage tanks storing petroleum or Hazardous Materials, (ii) friable or damaged asbestos or asbestos-containing material that must be abated under applicable Environmental Law, (iii) equipment containing polychlorinated biphenyls, (iv) lead-based paint that must be abated under applicable Environmental Law, or (v) toxic mold.

(h) Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 4.10 constitute the sole and exclusive representations and warranties of the Company with respect to matters directly or indirectly relating to, or arising out of any Environmental Laws.

4.11 Title to Properties; Real Property.

(a) (i) The Company or one of its Subsidiaries has valid title to, or a valid leasehold interest in (or other valid right to use), all of the tangible personal property shown to be owned by the Company or one of its Subsidiaries on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens or assets disposed of in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet. (ii) Such assets include all assets, rights and interests reasonably required for the continued conduct of the business of the Company and its Subsidiaries as currently conducted.

(b) All tangible personal property owned by the Company or any of its Subsidiaries, and all of the items of tangible personal property used by the Company or any of its Subsidiaries under any leases, are in good operating condition and repair (normal wear and tear excepted), and free of any material defects (normal wear and tear excepted), and are adequate for the uses to which they are being put, and none of such items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs.

(c) Section 4.11(c) of the Disclosure Schedule sets forth the address of each parcel of real property that is subject to a Real Property Lease (collectively, the “Leased Real Property”), and a true and complete list of all Real Property Leases, including in such description on Section 4.11(c) of the Disclosure Schedule, the name and date of each Real Property Lease, the parties to each Real Property Lease. The Company or its applicable Subsidiary has a valid, binding and enforceable leasehold interest under each of the Real Property Leases, free and clear of any Liens, except for Permitted Liens. Since May 17, 2013 (and to the Company’s Knowledge, since January 1, 2012) neither the Company nor any of its Subsidiaries has received any notice of any default or event that with notice or lapse of time, or both, would constitute a default under any of the Real Property Leases, and the Company, each of its Subsidiaries and, to the Company’s Knowledge, each other party to a Real Property Lease, is in compliance with all obligations of such party thereunder. Since May 17, 2013 (and to the Company’s Knowledge, since January 1, 2012), neither the Company nor any of its Subsidiaries has subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof. Since May 17, 2013 (and to the Company’s Knowledge, since January 1, 2012), neither the Company’s nor any of its Subsidiary’s possession and quiet enjoyment of each Leased Real Property under each Real Property Lease has been disturbed in any material respect and there are no disputes with respect to any Real Property Lease. No security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach of or default under any such Real Property Lease that has not been redeposited in full. Neither the Company nor any of its Subsidiaries owes, or will owe in the future, with respect to any arrangement in place on the date hereof, any brokerage commissions or finder’s fees with respect to any Real Property Lease. The Company has made available to the Buyer (i) complete and correct copies of the Real Property Leases, and (ii) all title insurance policies and title insurance commitments relating thereto in the possession or control of the Company or any of its Subsidiaries.

(d) Each Leased Real Property is (i) in material compliance with all applicable building, zoning, subdivision, fire, health and safety and other land use Laws, including all parking requirements and the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Leased Real Property (collectively, the “Real Property Laws”), (ii) the Company’s or its Subsidiaries’ current use or occupancy of the Leased Real Property or operation of the Company’s or any of its Subsidiary’s business thereon does not violate any Real Property Laws in any material respect, and (iii) to the Company’s Knowledge, the buildings, structures, improvements, equipment, building systems and fixtures located thereon are in good operating condition and repair (normal wear and tear excepted) and free of any material defects (normal wear and tear excepted), and are adequate for the uses to which they are being put, and none of such items is in need of maintenance or repairs except for ordinary, routine maintenance and repairs and except as set forth on Section 4.11(d) of the Disclosure Schedule. Since May 17, 2013 (and to the Company’s Knowledge, since January 1, 2012), neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any Predecessor of the Company or any of its Subsidiaries, has received any notice of violation of any Real Property Law, and to the Company’s Knowledge, no such violation exists. There is no pending or, to the Company’s Knowledge, threatened zoning application or Proceeding, condemnation, eminent domain or taking Proceeding or special assessment or Proceeding for collection of Taxes, impact fees or special assessments against the Company or any of its Subsidiaries with respect to the Leased Real Property. Except as set forth on Section 4.11(d) of the Disclosure Schedule, since May 17, 2013 (and to the Company’s Knowledge, since January 1, 2012), none of the Leased Real Property has been affected as a result of any casualty (including without limitation, any damage caused by fire, explosion, earthquake, flood, drought or windstorm), the occurrence of which would materially impair the value of any particular parcel of Leased Real Property or the manner and extent of the current or contemplated use, occupancy and operation thereof. There are no outstanding or to the Company’s Knowledge threatened requirements by any insurance company which has issued an insurance policy covering any Leased Real Property, or by any board of fire underwriters or other body exercising similar functions, requiring any repairs or alterations to be done on any Leased Real Property.

(e) Neither the Company nor any of its Subsidiaries owns any real property. The Leased Real Property constitute all interests in real property currently used or currently held for use in connection with the businesses of the Company and its Subsidiaries or which are necessary for the operation of such businesses as currently conducted. Neither the Company nor any of its Subsidiaries is the sublessor of any Leased Real Property to any other Person.

4.12 Compliance with Laws; Permits. Except as set forth on Section 4.12 of the Disclosure Schedule, each of the Company and its Subsidiaries, and, to the Company’s Knowledge, each Predecessor thereof, are and since May 17, 2013 (and to the Company’s Knowledge, since January 1, 2012) have been, in compliance with all applicable Laws in all material respects. Except as set forth on Section 4.12 of the Disclosure Schedule, since May 17, 2013 (and to the Company’s Knowledge, since January 1, 2012), neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any Predecessor thereof, has been cited, fined, investigated, or otherwise notified in writing of any material failure to comply with any Laws in any material respect. To the Company’s Knowledge, there is no investigation by a Governmental Authority pending or threatened against the Company or any of its Subsidiaries.

4.13 Labor and Employment Matters. Section 4.13 of the Disclosure Schedule sets forth the name and rate of compensation of all employees of the Company and its Subsidiaries as of November 4, 2015. Except as set forth in Section 4.13 of the Disclosure Schedule, the Company and each of its Subsidiaries, and, to the Company’s Knowledge, each Predecessor thereof, are and since May 17, 2013 (and to the Company’s Knowledge, since January 1, 2012) have been in compliance in all material respects with all applicable Laws respecting employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, classification of employees and independent contractors, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement. To the Company’s Knowledge, (a) there is no organized effort by any labor union to organize any employees of the Company or any of its Subsidiaries into one or more collective bargaining units; (b) neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any Predecessor thereof, has experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute since May 17, 2013 (and to the Company’s Knowledge, since January 1, 2012), and none are pending or, to the Company’s Knowledge, threatened. Since May 17, 2013 (and to the Company’s Knowledge, since January 1, 2012), neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any Predecessor thereof, has committed any unfair labor practice, and since May 17, 2013 (and to the Company’s Knowledge, since January 1, 2012), there has been no charge or complaint filed with respect to or relating to the Company or any of its Subsidiaries pending before the Equal Employment Opportunity Commission, the Department of Labor, or any other Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, discrimination, immigration or occupational safety and health laws. Except as set forth on Section 4.13 of the Disclosure Schedule, no complaint, lawsuit, or other Proceeding is pending or to the Company’s Knowledge, threatened in any forum by or on behalf of any current or former employee against the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries are currently in compliance with all notice and other requirements under the WARN Act and any similar foreign, state or local Law relating to plant closings and layoffs.

4.14 Employee Benefit Plans.

(a) Section 4.14(a) of the Disclosure Schedule sets forth a complete and correct list of (i) all “employee benefit plans” as defined in Section 3(3) of ERISA and any other pension plans or employee benefit agreements, programs, arrangements (including severance pay, other termination benefits or compensation, vacation pay, salary, company awards, stock option, stock purchase, salary continuation for disability, sick leave, retirement, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies, hospitalization, medical insurance, life insurance and scholarship programs) (whether funded or unfunded, written or oral, qualified or nonqualified), sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any employee, leased employee, director, officer or independent contractor (in each case either current or former) of the Company or any of its Subsidiaries (“Employee Benefit Plans”).

(b) Neither the Company nor any of its Subsidiaries currently, or within the last six years has, participated in a Multiemployer Plan or Multiple Employer Plan. Neither the Company nor any of its Subsidiaries is required currently or has been required within the last six years to contribute to any Multiemployer Plan or any Multiple Employer Plan. No Employee Benefit Plan is or at any time was a “defined benefit plan” as defined in Section 3(35) of ERISA or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code. Neither the Company, any of its Subsidiaries, nor any Company ERISA Affiliate has or will incur any Liability with respect to a “defined benefit plan” (as defined in Section 3(35) of ERISA), a Multiemployer Plan or a Multiple Employer Plan that would become a Liability of the Company, the Surviving Corporation, any of its Subsidiaries, or Buyer on or after the Closing Date. No Employee Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(c) Each of the Employee Benefit Plans intended to qualify under Section 401(a) of the Code (“Qualified Plans”) has received a determination letter from the IRS to such effect or is eligible to rely on an IRS opinion letter issued to a prototype or volume submitter sponsor and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code and, to the Company’s Knowledge, nothing has occurred with respect to any such plan which would reasonably be expected to cause the loss of such qualification or exemption. There has been no termination or partial termination within the meaning of Code Section 411(d)(3) of any Qualified Plan maintained, sponsored or contributed to by the Company or any of its Subsidiaries and the present value of all Liabilities under any such plan will not exceed the current fair market value of the assets of such plan (determined using the actuarial assumption used for the most recent actuarial valuation for such plan, if applicable).

(d) All contributions, reimbursements, accruals and premiums required by Law or by the terms of any Employee Benefit Plan or any agreement relating thereto for all periods ending prior to or as of the Closing have been timely paid or properly accrued on the Balance Sheet and the books and records of each applicable the Company or any of its affiliates. Except as set forth in Section 4.14(d) of the Disclosure Schedule, no Employee Benefit Plan that is required under ERISA or the Code to be funded has any unfunded Liabilities which are not reflected on the Latest Balance Sheet or the books and records of the Company or any of its Subsidiaries, other than unfunded Liabilities under the Company’s 401(k) plan for contributions for the current pay period.

(e) Except as set forth on Section 4.14(e) of the Disclosure Schedule, there has been no material violation of or material failure to comply with ERISA or the Code with respect to the filing of applicable returns, reports, documents and notices regarding any of the Employee Benefit Plans with the DOL, the IRS, the PBGC or any other Governmental Authority or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans.

(f) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans maintained, sponsored or contributed to by the Company or any of its Subsidiaries, have been delivered to or made available to Buyer: (A) any plans and related trust documents (all amendments thereto), insurance contracts, collective bargaining agreements and employee handbooks, (B) the most recent Forms 5500 for the past three years and schedules thereto, (C) the most recent financial statements and actuarial valuations for the past three years, (D) the most recent IRS determination or opinion letters, (E) the most recent summary plan descriptions (including letters or other documents updating such descriptions) and (F) written descriptions of all non-written agreements relating to the Employee Benefit Plans.

(g) There are no pending Proceedings which have been asserted or instituted or, to the Company’s Knowledge, threatened against any of the Employee Benefit Plans, the assets of any such plans or of any related trust or the Company or any of its Subsidiaries, the plan administrator or any fiduciary of the Employee Benefit Plans with respect to such plans (other than routine benefit claims). To the Company’s Knowledge, no Employee Benefit Plan is under audit or investigation by the IRS, DOL, or any other Governmental Authority and no such completed audit, if any, has resulted in the imposition of a material Tax, interest, or penalty.

(h) Except as set forth on Section 4.14(h) of the Disclosure Schedule, each of the Employee Benefit Plans complies in all material respects with its terms and all provisions of applicable Law, including ERISA, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, and the Code, and all reporting requirements have been satisfied on a timely basis.

(i) Each Employee Benefit Plan and each employee benefit plan of any Company ERISA Affiliate that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code and each plan sponsor or administrator has complied with the COBRA reporting, disclosure, notice, election, and other benefit continuation and coverage requirements of Section 4980B of the Code, the Health Insurance Portability and Accountability Act of 1996, Part 6 of Title I of ERISA and the applicable regulations thereunder and any comparable state Laws, including compliance with COBRA obligations rising in connection with the transactions contemplated herein. No Employee Benefit Plan provides medical or dental benefits for any current or former employees or other service providers of the Company or any of its Subsidiaries (or, to the Knowledge of the Company, any of their respective Predecessors), after termination of employment or other service other than the rights that may be provided by Law.

(j) Neither the Company nor any of its Subsidiaries has engaged in any non-exempt “prohibited transaction” within the meaning of ERISA or the Code and there has not been a breach of any duty imposed on “fiduciaries” that are the Company, any of its Subsidiaries, or any Company employee or to the Company’s Knowledge any other fiduciary pursuant to ERISA with respect to any Employee Benefit Plan.

(k) Except as set forth in Section 4.14(k) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (in each case either alone or in conjunction with any other event) will (i) result in any payment becoming due to any service provider; (ii) increase any benefits otherwise payable to any service provider including under any Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits (other than options disclosed in the Disclosure Schedules).

(l) The consummation of the transactions contemplated by this Agreement will not give rise to any Liability for termination of any agreements related to any Employee Benefit Plan.

(m) No amounts payable under any Employee Benefit Plan or any other agreement will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(n) Each Employee Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. Neither the Company nor any of its Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to Section 409A of the Code.

4.15 Tax Matters. The Company and its Subsidiaries have filed all Tax Returns that are required to be filed by them (taking into account any extensions of time to file that have been duly perfected) and all such Tax Returns are true and correct in all material respects. All Taxes due and owing by the Company or any of its Subsidiaries have been fully paid in compliance with applicable Laws, and the provision for Taxes on the Estimated Closing Date Balance Sheet is sufficient in accordance with GAAP for all accrued and unpaid Taxes of the Company and its Subsidiaries that are not yet payable as of the date thereof. All Taxes that the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid in compliance with applicable Laws, or to the extent they are not yet due, properly accrued. Neither the Company nor any of its Subsidiaries is currently or has been a party to any Tax allocation, Tax sharing, Tax indemnity, Tax reimbursement agreement or arrangement, nor do they have any liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign income Tax law), as transferee or successor, or by contract or otherwise (other than with respect to the consolidated returns including only the Company and its Subsidiaries and other than obligations under credit agreements, lease agreements or other commercial agreements entered into in the ordinary course of business containing customary Tax allocation or gross-up provisions). Neither the Company nor any of its Subsidiaries have been the subject of any audit or other examination of Taxes by the Taxing Authorities of any nation, state or locality and, to the Company’s Knowledge, no such audit or other examination is contemplated or threatened. Neither the Company nor any of its Subsidiaries is the subject of an audit or other examination of Taxes by the Taxing Authorities of any nation, state or locality for any period which is currently unresolved or pending. No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes of the Company or any of its Subsidiaries has been asserted or assessed by any Taxing Authority. Neither the Company nor any of its Subsidiaries has waived in writing any statute of limitations in respect of Taxes payable by any of them, which waiver is currently in effect. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any agreement that would require the Company or such Subsidiary to make any payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code. Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude an item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (a) change in method of accounting for a taxable period ending on or prior to the Closing Date, (b) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-United States income Tax Law) executed on or prior to the Closing Date, (c) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-United States income Tax Law), (d) installment sale or open transaction disposition made on or prior to the Closing Date or (e) election under Section 108(i) of the Code. Neither the Company nor any of its Subsidiaries has been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b). Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code. Neither the Company nor any of its Subsidiaries

has been included in a combined, consolidated or unitary income Tax Return (other than any such Tax Return in which the Company is the common Parent), and is not a partner, member, owner or beneficiary of any entity treated as a partnership or a trust for tax purposes. No withholding pursuant to Code Section 1445 will be required with respect to any payments contemplated by this Agreement.

4.16 Insurance. Section 4.16 of the Disclosure Schedule sets forth a complete and accurate list of all insurance policies that are maintained by the Company or any of its Subsidiaries, and any former insurance policies under which the Company, any Subsidiary thereof, or, to the Company’s Knowledge, any Predecessor of any of them currently has a claim pending, in each case including the name of the insurer and policy number (the “Insurance Policies”), copies of which policies have previously been made available to Buyer by the Company. The Insurance Policies are in full force and effect, all premiums due thereon have been paid, and, neither the Company nor any of its Subsidiaries is in material breach or material default thereunder. The Insurance Policies are of the type and in amounts that are reasonable and sufficient for the conduct of the business of the Company and its Subsidiaries and for compliance with all applicable Laws and Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound. Neither the Company nor any of its Subsidiaries has received any notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to such insurance policies nor, to the Company’s Knowledge, is there any basis for any such action. Section 4.16 of the Disclosure Schedule also contains a list of all pending claims by the Company or any of its Subsidiaries and any claims in the past three (3) years with any insurance company by the Company or any of its Subsidiaries and any instances of a denial of coverage of the Company or any of its Subsidiaries by any insurance company.

4.17 Licenses and Permits. The Company and its Subsidiaries possess all material governmental licenses, approvals, permits, certificates, or authorizations that are necessary under Law for the conduct of their businesses as currently conducted, for the ownership and operation of their respective assets and properties, and for the current use, occupancy and operation of each parcel of Leased Real Property (collectively, the “Permits”). Each of the Permits is valid and in full force and effect and will remain in full force and effect immediately after the Closing occurs. Neither the Company nor any of its Subsidiaries is in default or violation under any of the Permits in any material respect, and none of the operations of the Company or any of its Subsidiaries are being conducted in violation of any Permits. There are no Proceedings pending or, to the Company’s Knowledge, threatened relating to the suspension, revocation or modification of any of the Permits.

4.18 Affiliated Transactions. Except as set forth on Section 4.18 of the Disclosure Schedule, no employee, officer, equityholder or Affiliate of any of the Company or any of its Subsidiaries (i) since May 17, 2013 (and to the Company’s Knowledge, since January 1, 2012), has owned any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a supplier, distributor, customer, landlord, tenant, creditor or debtor of the Company or any of its Subsidiaries, or (B) a participant in any transaction to which the Company or any of its Subsidiaries has been a party or (ii) since May 17, 2013 (and to the Company’s Knowledge, since January 1, 2012), has been a party to, terminated or modified any Contract with the Company or any of its

Subsidiaries or engaged in any transaction or business with the Company or any of its Subsidiaries. Section 4.18 of the Disclosure Schedule contains a complete list of all written Contracts that have been executed by an officer of the respective entities between (x) the Company and/or one or more of its Subsidiaries on the one hand and (y) another one or more of the Company’s Subsidiaries on the other hand, and the Company has made available complete and correct copies thereof (other than ordinary course, unwritten transactions between such entities). Notwithstanding the foregoing, the representations in this Section 4.18 are only made to the Company’s Knowledge with respect to portfolio companies of Peak Rock Capital LLC.

4.19 Material Contracts.

(a) Section 4.19 of the Disclosure Schedule sets forth a complete and accurate list of all Contracts in effect, including all amendments and supplements thereto, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, meeting any of the descriptions set forth below (collectively referred to herein as the “Material Contracts”):

(i) each agreement of the Company or any Subsidiary thereof involving aggregate consideration in excess of $100,000 or requiring performance by any party thereto more than one year from the date hereof, which, in each case, cannot be cancelled by the Company or such Subsidiary without penalty and without more than 90 days’ notice;

(ii) all Contracts relating to the employment of any Person, or engagement of any director or manager of the Company or any of its Subsidiaries, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement, retention, severance, or change of control arrangement;

(iii) all Contracts relating to any acquisition or disposition of any equity interests in or, except in the ordinary course of business, assets of any Person, by the Company or any of its Subsidiaries, or any merger, combination or similar transaction involving the Company or any Subsidiary thereof, in each case, within the last three (3) years;

(iv) all Contracts and collective bargaining agreements with any employee or labor union or association representing any employee;

(v) Contracts relating to any guaranties in respect of any Funded Debt or other obligation of any Person, including any parental guaranties;

(vi) all Contracts which relate to capital expenditures or capital additions or improvements with remaining payments in excess of $100,000 individually or $200,000 in the aggregate;

(vii) all Contracts under which the Company or any of its Subsidiaries is lessor of or permits any third party to hold or operate any personal property, and all Contracts under which the Company or any of its Subsidiaries is a sublessor of any real property;

(viii) all Intellectual Property licenses (other than “click through” or “shrink wrap” licenses);

(ix) all Contracts that limit or restrain the Company or any of its Subsidiaries from engaging in or conducting any business or from competing with any Person or soliciting any Person for employment, business or otherwise;

(x) all Contracts currently in effect (other than purchase orders providing for sales of products or services in the ordinary course of business consistent with past practice) with any Material Customer or Material Supplier;

(xi) all joint venture or partnership agreements;

(xii) all Contracts relating to any Funded Debt of the Company or any of its Subsidiaries;

(xiii) Contracts relating to any loan (other than accounts receivable from trade debtors in the ordinary course of business consistent with past practice) or advance to (other than ordinary course travel allowances to the employees of the Company or any of its Subsidiaries), or investments in, any Person;

(xiv) all Contracts, loans or lease arrangements involving, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, to or from any Affiliate or to or from any customer, supplier, employee or agent of the Company or any of its Subsidiaries involving consideration in excess of $100,000;

(xv) Contracts granting a power of attorney, revocable or irrevocable, to any Person for any purpose whatsoever;

(xvi) Contracts that provide for the indemnification by the Company or any Subsidiary thereof of any Person (other than a supplier or customer in the ordinary course of business) or the assumption of any Tax, environmental or other Liability of any Person;

(xvii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(xviii) all requirements Contracts, Contracts with minimum purchase requirements or exclusivity provisions and all “take or pay” Contracts;

(xix) all capital leases and all other leases of personal property relating to personal property used by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party or by which the properties of the Company or any of its Subsidiaries are bound in the case of non-capital leases pursuant to which the Company and its Subsidiaries have annual payment obligations in excess of $25,000;

(xx) all Contracts with any Governmental Authority; and

(xxi) any other Contract which is material to the Company or any of its Subsidiaries and which has not previously been disclosed pursuant to this Section 4.19(a).

(b) The Company has made available to Buyer a true and correct copy of all written Material Contracts and complete and accurate written summaries of any verbal Material Contracts. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Material Contract is in breach of, or in default under, any Material Contract. Each Material Contract is valid, binding and in full force and effect and, to the Company’s Knowledge is not subject to any claims, charges, setoffs or defenses. To the Company’s Knowledge, there are no disputes pending or threatened under any Material Contract that involve amounts in controversy in excess of $50,000.

4.20 Intellectual Property. Section 4.20 of the Disclosure Schedule sets forth a complete and accurate list of all registered Intellectual Property and applications therefor owned by the Company or any of its Subsidiaries and a complete and accurate list of all of the corporate names and material brand names owned by the Company or any of its Subsidiaries used in the conduct of the Company’s or any of its Subsidiaries’ respective businesses as currently conducted. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that could result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver, or unenforceability of any Intellectual Property of the Company or any of its Subsidiaries. Except as set forth in Section 4.20 of the Disclosure Schedule (a) the Company and its Subsidiaries own and possess, free and clear of all Liens except Permitted Liens, all right, title and interest in and to, or otherwise possess the valid and enforceable right to use, all material Intellectual Property and applications therefor used in the operation of the businesses of the Company and its Subsidiaries as currently conducted, (b) since May 17, 2013 (and to the Company’s Knowledge, since January 1, 2012), neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any Predecessor of the Company or of a Subsidiary of the Company, has received any written notices or allegations of infringement or misappropriation from any third party with respect to the Company’s or any of its Subsidiaries’ operation of their respective businesses or use of any Intellectual Property, (c) to the Company’s Knowledge, no third party is infringing or misappropriating any Intellectual Property owned by the Company or any of its Subsidiaries, and (d) to the Company’s Knowledge, none of the Intellectual Property or products or methods of doing business of the Company or any of its Subsidiaries as currently conducted infringes upon any other Person’s Intellectual Property. All software used by either the Company or its Subsidiaries is licensed from third parties and used pursuant to, and within the scope of, a valid license or other enforceable right and is not an unauthorized version or copy. Except as set forth in Section 4.20 of the Disclosure Schedule, all officers, employees, consultants, and vendors of the Company and its Subsidiaries and all other Persons involved in the development of Intellectual Property owned by the Company or its Subsidiaries have entered into agreements which are sufficient to transfer to all right, title, and interest of such Persons therein to the Company or such Subsidiary. The Company and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all confidential Intellectual Property of the Company or any of its Subsidiaries.

4.21 Material Customers and Suppliers.

(a) Section 4.21(a) of the Disclosure Schedule sets forth a complete and accurate list of the ten (10) largest customers (by dollar volume) of the Company and its Subsidiaries, taken as a whole, for the fiscal year 2014 and for the nine-month period ended as of the Balance Sheet Date (each a “Material Customer”) and the amount of gross sales from each such Material Customer for such periods.

(b) Section 4.21(b) of the Disclosure Schedule sets forth a complete and accurate list of the ten (10) largest suppliers (by dollar volume) of the Company and its Subsidiaries, taken as a whole, for fiscal year 2014 and for the nine-month period ended as of the Balance Sheet Date (each a “Material Supplier”) and the amount of purchases from each such Material Supplier for such periods.

(c) During the twelve (12) month period prior to the date hereof, (i) no Material Customer or Material Supplier has cancelled or otherwise terminated, or threatened to cancel or terminate, its relationship, and (ii) neither the Company nor any of its Subsidiaries has received any notice or threat from any Material Customer or Material Supplier stating that such Material Customer or Material Supplier will cease to do, business with the Company or any of its Subsidiaries.

4.22 Receivables; Payables.

(a) The accounts receivable and notes receivable of the Company and its Subsidiaries reflected in the Latest Balance Sheet and arising after the date thereof have arisen in bona fide arm’s-length transactions in the ordinary course of business consistent with past practice, and, subject to the allowance for doubtful accounts set forth in the Latest Balance Sheet, or, with respect to accounts receivable or notes receivable arising after the Balance Sheet Date, on the accounting records of the Company and its Subsidiaries, all such receivables are valid and binding obligations of the account debtors without any counterclaims, setoffs or other defenses thereto. All such reserves, allowances and discounts were determined in accordance with GAAP.

(b) All accounts payable of the Company and its Subsidiaries reflected on the Latest Balance Sheet and arising after the date thereof are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable, except for accounts payable that are being disputed in good faith in an appropriate manner and for which there are adequate reserves on the Latest Balance Sheet, or, with respect to accounts payable arising after the Balance Sheet Date, on the accounting records of the Company and its Subsidiaries.

4.23 Inventory. Except as set forth on Schedule 4.23, all Inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by the Company or a Subsidiary of the Company free and clear of all Liens, except for Permitted Liens, and no Inventory is held on a consignment basis. The quantities of Inventory (whether raw materials, work-in-process or finished goods) are reasonable in the present circumstances of the Company and its Subsidiaries.

4.24 Brokers. Except with respect to the broker representing the Company in this transaction, Moelis & Company LLC, neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any Securityholder, has incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby for which the Company, the Surviving Corporation, or any Subsidiary may be liable.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, NEITHER THE COMPANY, NOR ANY OF ITS SUBSIDIARIES, NOR THE REPRESENTATIVE, NOR THE SECURITYHOLDERS NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPANY, ANY OF ITS SUBSIDIARIES OR THEIR BUSINESS, OPERATIONS, ASSETS, STOCK, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS. EACH OF BUYER AND MERGER SUB HEREBY EXPRESSLY WAIVES ANY CLAIMS AND CAUSES OF ACTION BASED UPON ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE EXCEPT FOR THOSE EXPRESSLY PROVIDED HEREIN.

ARTICLE V

[RESERVED]

ARTICLE VI

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

6.01 Further Assurances. From and after the Closing, upon the reasonable request of any other Party and at such Party’s expense, each of Buyer, the Surviving Corporation, the Representative and the Securityholders shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further documents and instruments and shall take, or cause to be taken, all such further actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

6.02 Director and Officer Liability and Indemnification; R&W Policy.

(a) For a period of six (6) years after the Closing, Buyer shall not, and shall not permit the Surviving Corporation or any of its Subsidiaries to, retroactively amend, repeal or modify any provision in the Surviving Corporation’s or any of its Subsidiaries’ organizational documents to the extent they relate to the exculpation or indemnification of any Person who was an officer, director or manager of the Company or any Subsidiary prior to the Closing (unless required by Law); it being the intent of the Parties that such officers, directors and managers shall continue to be entitled to such exculpation and indemnification for matters relating to pre-Closing periods as provided in such organizational documents.

(b) Prior to the Closing, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage to provide directors and officers of the Company prior to the Closing with run-off coverage for a period of up to six (6) years after the Closing, which coverage shall be subject to the consent of the Buyer, which shall not to be unreasonably withheld (the “D&O Tail”). Buyer shall not, and shall cause Surviving Corporation and its Subsidiaries not to, take any action that results in the cancellation or termination of, or amend or otherwise modify, the D&O Tail. Fifty percent (50%) of the cost of the D&O Tail shall be included in the Transaction Expenses and the other fifty percent (50%) of the cost of the D&O Tail shall be paid by Buyer.

(c) During the term of the R&W Policy, Buyer shall not, and shall not permit the Surviving Corporation or any of its Subsidiaries to, amend, repeal, or modify any provision of the R&W Policy without the Representative’s prior express written consent (such consent to any amendment or modification not to be unreasonably withheld or delayed; it being agreed that it would be reasonable for the Representative to withhold its consent if such amendment or modification increased or could potentially increase the Securityholder’s costs, expenses, Liability or obligations in any respect).

6.03 Access to Books and Records. For a period of seven (7) years following the Closing Date, Buyer shall, and shall cause the Surviving Corporation and its Subsidiaries to, provide the Representative and its respective authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours and upon 24 hours’ notice, to the books and records of the Surviving Corporation and its Subsidiaries with respect to periods prior to the Closing Date. Unless otherwise consented to in writing by the Representative, Buyer shall not permit the Surviving Corporation or its Subsidiaries, for a period of seven (7) years following the Closing Date (or for such longer period that may be required under applicable Law), to destroy, alter or otherwise dispose of any books and records of the Surviving Corporation and its Subsidiaries, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior written notice to the Representative and offering to surrender to the Representative (on behalf of the Securityholders) such books and records or such portions thereof.

6.04 Transfer Taxes. Buyer, on the one hand, and the Representative (on behalf of the Securityholders), on the other hand, will each pay, or cause to be paid, fifty percent (50%) of any real property transfer tax, stamp tax, stock transfer tax, or other similar transfer Tax imposed on the Surviving Corporation and its Subsidiaries as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”). The Buyer agrees to cause the Surviving Corporation to timely file any Tax Returns with respect to the Transfer Taxes, and the Representative (on behalf of the Securityholders) agrees to cooperate with Buyer in the filing of any Tax Returns with respect to the Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such returns and the payment of such amounts due under this Section 6.04. Furthermore, the Representative agrees that for a period of six months after the Closing, it shall retain at least $100,000 of the Holdback Amount, provided that if any dispute arises with respect to any Transfer Taxes prior to the end of such six months, the Representative agrees to continue to hold such disputed amount until such dispute is resolved.

6.05 WARN Act. Buyer shall not, at any time prior to ninety (90) days after the Closing Date, effectuate a “mass layoff” as that term is defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or comparable conduct under any applicable Law, affecting in whole or in part any facility, site of employment or operating unit of the Company or its Subsidiaries without complying fully with the requirements of the WARN Act or such other applicable Law.

6.06 Confidentiality. From and after the Closing, each Securityholder shall, and shall cause their respective Affiliates and representatives, to hold in confidence (and not disclose or provide access to any other Person), and not use, any and all information, whether written or oral, concerning the Company or any of its Subsidiaries, except to the extent that such information (a) is generally available to or known in the industry through no fault of such Securityholder or any of its Affiliates or any of their respective representatives; or (b) is lawfully acquired by such Securityholder or any of its respective Affiliates or representatives from and after the Closing from sources unrelated to the Buyer, the Surviving Corporation, its Subsidiaries or any Securityholder that are, to their knowledge, not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Securityholder or any of their respective Affiliates or representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Securityholder shall promptly notify the Buyer in writing and shall disclose only that portion of such information which such Securityholder is legally required to be disclosed, provided that each Securityholder shall if requested by Buyer cooperate with Buyer (at Buyer’s expense) to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information, at the Surviving Corporation’s expense. The Company agrees that nothing in this Agreement shall prevent the Securityholders or their Affiliates from using any general knowledge about the industry in which the Company and its Subsidiaries operate provided that no confidential or proprietary information concerning the Company or any of its Subsidiaries or any of their respective customers or suppliers is used or disclosed in connection therewith.

6.07 Securityholder Releases. Effective as of the Closing, each Securityholder hereby remises, releases and forever discharges, on behalf of him-, her- or itself and his, her or its Affiliates and each of their respective heirs, executors, administrators, trustees, beneficiaries, successors, and assigns (in such capacity, individually, a “Securityholder Releasor” and collectively, the “Securityholder Releasors”), the Company, the Surviving Corporation, and each of their respective Subsidiaries and successors and assigns (in such capacity, individually, a “Buyer Releasee” and collectively, the “Buyer Releasees”) of and from any and all manner of actions, causes of action, complaints, liens, proceedings, damages, obligations, judgments, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, executions, claims and demands of any kind and nature whatsoever at Law or in equity, known or unknown, accrued or fixed, matured or unmatured, determined or determinable, absolute or contingent, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory or otherwise against any Buyer Releasee (including any claims against a predecessor-in-interest of the Surviving Corporation or any other Buyer Releasee), which the Securityholder Releasors, or any of them, ever had or may have through and including the Closing Date, other than any obligations of the Buyer Releasees under this Agreement or any other documents contemplated by or delivered or executed by any Buyer Releasee in connection with this Agreement. Each Securityholder, on behalf of him-, her- or itself and the other Securityholder Releasors, hereby agrees, represents and warrants that each Securityholder Releasor realizes and acknowledges that factual matters now unknown to him, her or them may have given or may hereafter give rise to actions, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, executions, claims and demands which are presently unknown, unanticipated and unsuspected, and each of them further agree, represent and warrant that this Section 6.07 has been negotiated and agreed upon in light of that realization and that she and they each nevertheless hereby intend to release and discharge the Buyer Releasees as set forth herein with regard to such unknown, unanticipated and unsuspected matters. Notwithstanding anything to the contrary contained herein, the provisions of this Section 6.07 shall not release or otherwise diminish (a) the obligations or rights of any Party set forth in or arising under any provisions of this Agreement or the other Transaction Documents, (b) claims for indemnification and the advancement of expenses pursuant to the organizational documents of the Company or its Subsidiaries or pursuant to the DGCL or Delaware Limited Liability Company Act (as applicable) or (c) if the Securityholder Releasor is an employee of the Company or any of its Subsidiaries, (1) such employee’s accrued but unpaid compensation from the Company or its applicable Subsidiary and (2) such employee’s outstanding benefits under any Employee Benefit Plan.

6.08 Data Room. The Representative will cause the assignment of any agreements relating to the establishment or maintenance of the Data Room to be assigned to the Company prior to Closing.

ARTICLE VII

TAX COVENANTS

7.01 Pre-Closing Income Taxes. From and after the Closing, each Securityholder shall, promptly upon written demand of the Buyer and subject to the terms, conditions and limitations provided in this ARTICLE VII, reimburse and indemnify the Buyer Indemnitees and hold the Buyer Indemnitees harmless for such Securityholder’s Pro Rata Percentage of all Income Taxes of the Company and its Subsidiaries attributable to any Pre-Closing Tax Period; provided, that (a) the Securityholders shall not be required to reimburse Buyer for any such Income Taxes to the extent they are reflected as a liability in the calculation of Working Capital on the Closing Statement; and (b) for purposes of this Section 7.01 and Sections 7.02 and 7.06 any liability for, or refund of, Taxes attributable to a Pre-Closing Tax Period shall be determined by taking into account all Transaction Tax Deductions.

7.02 Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Income Taxes or any other Taxes determined by reference to receipts, payments or other levels of activity attributable to the portion of a Straddle Period which is a Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time).

7.03 Responsibility for Filing Tax Returns.

(a) Buyer shall prepare and file or cause to be prepared and filed all Tax Returns for the Surviving Corporation and its Subsidiaries (other than Income Tax Returns for taxable periods ending on or before the Closing Date) that are filed after the Closing Date. Any such Tax Return described in the preceding sentence that relates to Income Taxes for any Straddle Period shall be prepared, and all elections with respect to such Tax Returns shall be made, in a manner consistent with the prior practice of the Company and its Subsidiaries to the extent permitted by applicable Law. Buyer shall provide the Representative with completed drafts of such Income Tax Returns for the Representative’s review and comment at least thirty (30) days prior to the due date for filing thereof, and shall make such revisions to such Income Tax Returns as are reasonably requested by the Representative.

(b) The Representative shall be responsible for preparing and filing or causing to be prepared and filed all Income Tax Returns for the Company and its Subsidiaries for taxable periods ending on or before the Closing Date that are filed after the Closing Date (including, for the avoidance of doubt, any Income Tax Returns reflecting a carryforward or carryback of a net operating loss or other Tax attribute from one Pre-Closing Tax Period to another). Buyer will cause the Surviving Corporation and its Subsidiaries to assist and cooperate with the Representative in preparing and filing such Income Tax Returns, pursuant to and in accordance with the Representative’s instructions. The Representative shall provide Buyer with completed drafts of such Income Tax Returns for Buyer’s review and comment at least thirty (30) days prior to the due date for filing thereof and such drafts shall be consistent with the prior practice of the Company and its Subsidiaries and comply with applicable Law. The Representative shall make such revisions to such Income Tax Returns as are reasonably requested by Buyer, provided, that Buyer’s requests are consistent with the prior practice of the Company and its Subsidiaries and comply with applicable Law.

7.04 Amendments, Elections, Etc. Without the consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed, Buyer shall not file any Income Tax Return or amended Income Tax Return for the Company or its Subsidiaries with respect to any Pre-Closing Tax Period or Straddle Period, or make any Tax election or take any position for Tax purposes which would increase the amount of Income Taxes for which the Representative is responsible pursuant to Section 7.01.

7.05 Cooperation on Income Tax Matters. Buyer shall provide to the Representative, and the Representative shall provide to Buyer, such material documents and other relevant information, without charge and in a timely fashion, as each may reasonably request of the other, in connection with the filing of Tax Returns pursuant to Section 7.03(a) and Section 7.03(b) and any audit, litigation or other Proceeding with respect to Income Taxes imposed on the Surviving Corporation or any of its Subsidiaries, provided that such documents or information are not privileged communications. Such cooperation shall include the retention and, upon the other Party’s request, the provision of records and information that are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer agrees to retain all books and records with respect to Income Tax matters pertinent to the Company and its Subsidiaries relating to any Pre-Closing Tax Period in accordance with Section 6.03 hereof, and to abide by all record retention arrangements entered into with any Taxing Authority with respect thereto.

7.06 Income Tax Refunds and Credits. Except to the extent reflected as an asset in the calculation of Working Capital on the Closing Statement, all refunds of Income Taxes (including amounts credited against Income Taxes otherwise payable) attributable to the Company and its Subsidiaries for any Pre-Closing Tax Period (including any refunds resulting from the carryforward or carryback of a net operating loss or other Tax attribute from one Pre-Closing Tax Period to another) that are received by Buyer, the Company or any of its Subsidiaries shall be for the account of the Securityholders and the amount of such refunds or credits shall be paid to the Representative (on behalf of the Securityholders) within fifteen (15) days after receipt or entitlement thereto, and such amounts shall not be subject to setoff hereunder for any amounts due from the Securityholders hereunder.

7.07 Tax Contests. Each Party will promptly notify the other in writing upon receipt by such Party of notice of any pending or threatened Tax liabilities of the Company (or the Surviving Corporation) or any of its Subsidiaries for any Pre-Closing Tax Period or Straddle Period. The Representative (on behalf of the Securityholders) will have the right, at its expense, to represent the interests of the Company and any Subsidiaries in any Tax audit or administrative or court action for any Pre-Closing Tax Period and to employ counsel of its choice, and the parties agree to cooperate in the defense of any claim in such action, provided that the Representative shall not enter into any settlement of or otherwise compromise any such Tax audit or administrative or court action that adversely affects or may adversely affect the Tax position of Buyer, the Surviving Corporation or any of its Subsidiaries for any Tax period ending after the Closing Date, including the portion of any Straddle Period beginning on or after the Closing Date, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. The Representative will have the right to participate in representing the interests of the Company (or the Surviving Corporation) and any of its Subsidiaries in any Tax audit or administrative or court action for any Straddle Period if and to the extent that such period includes any Pre-Closing Tax Period, and to employ counsel of its choice at its expense. Buyer, the Company and the Representative agree to cooperate in the defense of any claim in such action. To the extent that the procedures described in ARTICLE X are inconsistent with those set forth in this Section 7.07, this Section 7.07 shall govern with respect to Third Party Claims for Taxes.

ARTICLE VIII

[RESERVED]

ARTICLE IX

[RESERVED]

ARTICLE X

SURVIVAL; INDEMNIFICATION

10.01 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained in this Agreement shall survive the Closing as follows:

(a) all covenants contained in ARTICLE VI of this Agreement shall survive the Closing until fully performed;

(b) the representations and warranties contained in Section 3.02 (Power and Authority), Section 3.03 (Enforceability), Section 3.05 (No Brokers), Section 3.07 (Investment Representations), the first two sentences of Section 4.01 (Corporate Status), Section 4.02 (Power and Authority), Section 4.03 (Enforceability), Section 4.04 (Capitalization; Stock Ownership), Section 4.05 (Subsidiaries) and Section 4.24 (No Brokers) (collectively, the “Fundamental Representations”) shall survive the Closing indefinitely;

(c) the representations and warranties in Section 4.11(a)(i) (Title to Property) as they relate to the Paper Machines shall survive for three (3) years after Closing; and

(d) all other representations and warranties contained in this Agreement shall terminate and be of no further force and effect on the date that is twenty-four (24) months after the Closing Date.

No claim may be made for indemnification hereunder for breach of any representations, warranties or covenants after the expiration of the survival period applicable to such representation, warranty or covenant set forth above; provided, that if Buyer or the Representative, as applicable, delivers written notice to the other Party of an indemnification claim for a breach of the representations, warranties and covenants (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification and an estimate and calculation of the amount of Losses resulting therefrom, if calculable) within the applicable time periods set forth above, such claim shall survive until resolved or judicially determined.

10.02 Indemnification Provisions for Benefit of Buyer.

(a) Subject to the terms and conditions of this ARTICLE X, each Securityholder, severally and not jointly, will indemnify and hold harmless Buyer, Merger Sub, the Surviving Corporation, each of their respective Subsidiaries, each of their respective Affiliates, and each of the foregoing Person’s respective successors and assigns (the “Buyer Indemnitees”) from and against such Securityholder’s Pro Rata Percentage of any Losses that any Buyer Indemnitee incurs (provided that an indemnification claim with respect to such Losses is made pursuant to this ARTICLE X prior to the end of any applicable survival period) relating to or caused by:

(i) any breach or inaccuracy of any representation or warranty made by the Company in ARTICLE IV, it being understood that in determining the existence of any such breach or inaccuracy and/or the amount of any Losses in connection with a claim under this Section 10.02(a)(i), all representations and warranties, other than the representations and warranties in Sections 4.07(a), 4.08(a) and 4.08(b), shall be read without regard and without giving effect to any materiality or Material Adverse Effect qualification contained therein (as if such qualification were deleted from such representation or warranty);

(ii) any breach of any covenant or agreement of Representative in this Agreement; or

(iii) any Funded Debt and/or Transaction Expenses that are not included on the Closing Statement.

(b) Each Securityholder shall indemnify and hold harmless the Buyer Indemnitees from and against any Losses that any Buyer Indemnitee incurs relating to or caused by any breach by such Securityholder of any representation or warranty made by such Securityholder in this Agreement or its Letter of Transmittal or any covenant or agreement of such Securityholder in this Agreement or any Letter of Transmittal.

(c) With respect to the matters described in Section 10.02(a)(i), no Securityholder will have any Liability with respect to such matters until the Buyer Indemnitees have incurred aggregate indemnifiable Losses by reason of all such breaches in excess of $1,162,500 (the “Deductible”), after which point the Securityholders will only be obligated to indemnify Buyer Indemnitees from and against all such indemnifiable Losses in excess of the Deductible; provided, that the foregoing limitations shall not apply to any indemnifiable Losses relating to or resulting from (i) breaches of the Fundamental Representations made by the Company or any Securityholder (provided that each Securityholder shall only be responsible for breaches of its own Fundamental Representations, and not for any breach by any other Securityholder, except as otherwise provided in Section 10.02(f) herein with respect to the Indemnification Escrow Amount) or (ii) Fraud of the Company or such Securityholder.

(d) With respect to the matters described in Section 10.02(a)(i), the aggregate maximum amount of Losses recoverable by the Buyer Indemnitees shall in no event exceed the Cap; provided, that (x) the foregoing limitation shall not apply to any indemnifiable Losses relating to or resulting from (i) breaches of the Fundamental Representations made by the Company or any Securityholder (provided that each Securityholder shall only be responsible for breaches of its own Fundamental Representations, and not for any breach by any other Securityholder, except as otherwise provided in Section 10.02(f) herein with respect to the Indemnification Escrow Amount), (ii) Fraud of the Company or such Securityholder or (iii) breaches of Section 4.11(a)(i) with respect to the Paper Machines, and (y) the maximum amount of Losses recoverable by the Buyer Indemnitees for breaches of Section 4.11(a)(i) with respect to the Paper Machines shall be 15% of the Merger Consideration. Further, the aggregate maximum amount of Losses recoverable by the Buyer Indemnitees from any Securityholder pursuant to this ARTICLE X or in connection with the transactions contemplated by this Agreement shall in no event exceed the amount of the Merger Consideration actually received by such Securityholder.

(e) Notwithstanding anything to the contrary in this Agreement, (i) no Securityholder shall have any Liability in excess of its Pro Rata Percentage of any Loss recoverable under Section 10.02(a) or ARTICLE VII (except as provided in Section 10.02(f) with respect to the Indemnification Escrow Amount, and (ii) the Buyer Indemnitees shall not be entitled to recover any Losses to the extent the amount of such Loss was included as a Liability or reserve in the calculation of Working Capital or included on the Closing Statement as Funded Debt or Transaction Expenses (except to the extent that any amount due to Buyer pursuant to Section 2.04(b)(iii) has not been recovered in full from the Escrow Amount).

(f) Notwithstanding anything to the contrary in this Agreement, Buyer acknowledges and agrees that (i) each Securityholder shall only be responsible for breaches of its own representations, warranties and covenants and its own Fraud or Fraud of the Company (and shall not be responsible for any breach or Fraud by any other Securityholder) and (ii) if any Securityholder breaches any of its representations, warranties or covenants in this Agreement or its Letter of Transmittal, then Buyer shall only be entitled to recover from the Indemnification Escrow Amount an amount equal to Buyer’s Loss as a result thereof not to exceed such breaching Securityholder’s Pro Rata Percentage of the Indemnity Escrow Amount (in which case the Representative is authorized to appropriately adjust future distributions from the Indemnification Escrow Amount to reduce the amount otherwise distributable to such breaching Securityholder), provided however, that if any Securityholder breaches the representation made by such Securityholder in Section 4.04, then the Buyer shall be permitted to seek recovery for all Losses resulting therefrom from the Indemnification Escrow Amount, even if such amount exceeds such breaching Securityholder’s Pro Rata Percentage of the Indemnification Escrow Amount.

10.03 Indemnification Provisions for Benefit of the Securityholders.

(a) Subject to the terms and conditions of this ARTICLE X, Buyer will indemnify and hold harmless the Securityholders, their respective Affiliates, and their respective successors and assigns (the “Securityholder Indemnitees”) from and against any Losses that any Securityholder Indemnitee may incur (provided that an indemnification claim with respect to such Losses is made pursuant to this ARTICLE X prior to the end of any applicable survival period) relating to or caused by (i) any breach or inaccuracy of any representation or warranty made by Buyer or Merger Sub in ARTICLE III, it being understood that in determining the existence of any such breach or inaccuracy and/or the amount of any Losses in connection with a claim under this Section 10.03(a)(i), all representations and warranties shall be read without regard and without giving effect to any materiality or Material Adverse Effect qualification contained therein (as if such qualification were deleted from such representation or warranty), or (ii) any breach of any covenant or agreement of Buyer or Merger Sub in this Agreement.

(b) With respect to the matters described in Section 10.03(a)(i), Buyer will have no Liability with respect to such matters until Securityholder Indemnitees have incurred aggregate Losses by reason of all such breaches in excess of the Deductible, after which point Buyer will be obligated to indemnify Securityholder Indemnitees from and against all indemnifiable Losses in excess of the Deductible; provided, that the foregoing limitations shall not apply to any indemnifiable Losses relating to or resulting from (i) breaches of the Fundamental Representations made by Buyer or Merger Sub or (ii) Fraud by Buyer or Merger Sub. With respect to the matters described in Section 10.03(a)(i), the aggregate maximum amount of Losses recoverable by the Securityholder Indemnitees shall in no event exceed the Cap; provided, that the foregoing limitation shall not apply to any indemnifiable Losses relating to or resulting from (i) breaches of the Fundamental Representations made by Buyer or Merger Sub or (ii) Fraud by Buyer or Merger Sub.

10.04 Matters Involving Third Parties.

(a) If any third party notifies any Party (the “Indemnified Party”) of a matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under ARTICLE VII or this ARTICLE X, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing, describing the claim, the amount thereof (if known and quantifiable) and the basis of the claim; provided, that the failure to so notify the Indemnifying Party shall not limit the indemnification obligations under this Agreement except to the extent that the Indemnifying Party is prejudiced by such failure.

(b) Any Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim at such Indemnifying Party’s expense, and at its option will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim. Notwithstanding anything herein to the contrary, the Indemnifying Party shall not be entitled to assume control of the defense against a Third Party Claim if (1) the claim for indemnification relates to or arises in connection with any criminal Proceeding, action, indictment, allegation or investigation; (2) the claim seeks an injunction, specific performance or any other equitable or non-monetary relief against the Indemnified Party; (3) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to or materially injure the Indemnified Party’s reputation or future business prospects; (4) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; (5) the Indemnifying Party fails to prosecute or defend such claim in a commercially reasonable manner; or (6) the claim for indemnification relates to or arises in connection with a breach of any of the representations and warranties of the Company or any Securityholder contained in this Agreement, the Losses sought are less than the Deductible or exceed the Cap, and the claim does not relate to a breach of a Fundamental Representations or allegation of Fraud.

(c) Notwithstanding anything in this Agreement to the contrary, as promptly as reasonably practicable following receipt by Buyer of (A) notice of a Third Party Claim, each Party shall, and Buyer shall cause the Surviving Corporation to, retain documents that are then within such Person’s possession or control and reasonably related to such Third Party Claim for a period of time that the Parties reasonably determines, in consultation with each other, after taking into account all relevant facts and circumstances related to the Third Party Claim that is the subject of such notice, or (B) a written notice by the Representative of a demand or inquiry by a Governmental Authority, or subpoena or other legal process served by any Person, relating to the Company, each Party shall, and Buyer shall cause the Surviving Corporation to, retain documents that are then within such Person’s possession or control and reasonably related to such information, demand or inquiry or such subpoena or other legal process for the time period that the Parties reasonably determine, in consultation with each other, after taking into account all relevant facts and circumstances related to such information, demand or inquiry.

(d) If the Indemnifying Party assumes the defense of a Third Party Claim and the indemnifiable Losses previously incurred or suffered by the Indemnified Party do not, in the aggregate, exceed the Deductible, then the Indemnified Party shall promptly, and in any event within thirty (30) Business Days of receipt of a written request from the Indemnifying Party that includes reasonable supporting documentation, reimburse the Indemnifying Party for the reasonable out-of-pocket expenses incurred by the Indemnifying Party in connection with the defense of such Third Party Claim; provided, however, that any such amounts that are reimbursed pursuant to this sentence shall constitute Losses of the Indemnified Party and shall thereafter count against the Deductible for the purposes of determining indemnifiable Losses in excess of the Deductible pursuant to Section 10.02(c).

(e) Notwithstanding anything to the contrary set forth herein, the Representative and the Securityholders acknowledge and agree that the provisions hereof dealing with Third Party Claims shall be subject to the terms and conditions of the R&W Policy and the rights of the insurer thereunder to, among other things, consent to any settlement thereof.

10.05 Determination of Losses.

(a) The amount of any Loss recoverable under ARTICLE VII and this ARTICLE X (i) shall be reduced by any insurance proceeds (including the proceeds of the R&W Policy) received with respect to such Losses (after deducting from such insurance proceeds any expenses incurred to obtain such proceeds) and (ii) without limitation to Section 13.03, shall not include any costs and expenses of investigation, assertion, dispute, enforcement, defense or resolution, including attorneys’, accountants’ and other professionals’ fees, disbursements and expenses, to the extent incurred in connection with any claim or dispute among the Parties as to whether a Securityholder Indemnitee, on the one hand, or a Buyer Indemnitee, on the other hand, is entitled to indemnification under ARTICLE VII or this ARTICLE X for any particular Loss or Losses or to specific enforcement under Section 13.10, except as provided in Section 13.03 (for the avoidance of doubt, the limitations in this clause (ii) shall not apply with respect to costs and expenses relating to the investigation, assertion, dispute, enforcement, defense or resolution in respect of any Third Party Claim, including reasonable attorneys’, accountants’ and other professionals’ fees, disbursements and expenses in respect of any Third Party Claim). For the avoidance of doubt, nothing in this Section 10.05(a) shall be interpreted to limit the Buyer’s ability to recover for any Loss under the R&W Policy.

(b) The Indemnified Party shall use commercially reasonable efforts to seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. In the event that any insurance recovery is received by any Indemnified Party with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the amount of such recovery (net of any related deductible and any expenses to obtain such proceeds) shall be made promptly to the Indemnifying Party that made or directed such indemnification payments to such Indemnified Party.

10.06 Payment. In the event a claim or any Proceeding for indemnification under this ARTICLE X has been finally determined, the amount of such final determination shall be paid by the Indemnifying Party to the Indemnified Party on demand in immediately available funds, subject to Section 10.10. A claim or Proceeding, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this ARTICLE X when the Parties have so determined by mutual agreement or, if disputed, when a final nonappealable judgment, order or ruling by a Governmental Authority has been entered into with respect to such claim or Proceeding.

10.07 Right to Indemnification Not Affected by Knowledge or Waiver. The right to indemnification, payment of Losses or other remedy based upon breach of representations,

warranties, covenants, agreements or obligations will not be affected by any investigation conducted with respect to, or knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement or obligation, will not affect the right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants, agreements and obligations.

10.08 Exclusive Remedy.

(a) The Parties acknowledge and agree that the indemnification provisions in this ARTICLE X shall be the sole and exclusive remedy of the Parties and their Affiliates with respect to any claim related to or arising from this Agreement, the negotiation and execution of this Agreement, the performance by the Parties of their respective obligations hereunder, and the transactions contemplated by this Agreement.

(b) Buyer agrees that, once the aggregate amount of Losses in respect of Section 10.02(a)(i) recovered by the Buyer Indemnitees has reached the Cap, the only source of recovery and recourse for any claims that any Buyer Indemnitee may have related to or arising from Section 10.02(a)(i) shall be from the recovery of amounts under the R&W Policy (subject to the terms and limitations of the R&W Policy), except with respect to (i) the breach of any of the Fundamental Representations made by the Company or any Securityholder (provided that each Securityholder shall only be responsible for breaches of its own Fundamental Representations, and not for any breach by any other Securityholder, except as otherwise provided in Section 10.02(f) herein with respect to the Indemnification Escrow Amount) and (ii) Fraud of the Company or such Securityholder.

(c) The Parties may not avoid the limitations on Liability, recovery and recourse set forth in this ARTICLE X by seeking damages for breach of contract, tort or pursuant to any other theory of Liability. Nothing in this Section 10.08 shall prevent or prohibit a Party from seeking and/or obtaining specific performance in accordance with Section 13.10.

10.09 No Duplication. The Parties acknowledge and agree that the same Loss may be subject to indemnification under more than one representation or warranty made by a Party; provided, however, that, in no event shall the Securityholder Indemnitees, on the one hand, or the Buyer Indemnitees, on the other hand, be entitled to duplicative recoveries for the same underlying Loss.

10.10 Other Indemnification Matters.

(a) All indemnification payments under this ARTICLE X will be deemed adjustments to the Closing Cash Payment.

(b) Buyer agrees that if it or any other Buyer Indemnitee has indemnification claims for Losses under Article VII or this Article X, then Buyer or such other Buyer Indemnitee shall seek recovery with respect to such claims as follows:

(i) First, such Buyer Indemnitee shall pursue recovery from the Indemnification Escrow Amount until (and only until) the aggregate amount recovered by Buyer Indemnitees is equal to the Cap;

(ii) Second, Buyer Indemnitee shall pursue recovery by making and reasonably pursuing a claim under the R&W Policy to the extent the claim could reasonably be based upon Section 10.02(a)(i) or Section 10.02(b) (even if Buyer would also have a claim for such item under Sections 10.02(a)(ii) or 10.02(a)(iii)), provided that nothing in this subsection shall limit such Buyer Indemnitee’s rights hereunder to proceed thereafter against any other Party from whom such indemnification may be sought; and

(iii) Third, if (A) the claim is under Article VII, Section 10.02(a)(ii), Section 10.02(a)(iii), Section 10.02(b), or for breach of a Fundamental Representation or Fraud of the Company or any Securityholder, and (B) to the extent required pursuant to Section 10.10(b)(ii), Buyer has made a claim under the R&W Policy and the insurer providing coverage under the R&W Policy has indicated to Buyer in writing (after reasonable pursuit by Buyer of such claim under the R&W Policy) that the claim will not be paid, or will not be paid in full, then Buyer Indemnitee shall be entitled to pursue recovery of any such remaining Losses directly from the applicable Securityholder(s), subject to the provisions and limitations set forth in this Agreement.

(c) In addition, prior to making a claim against the Indemnification Escrow Amount or any Securityholder, Buyer will use commercially reasonable efforts to pursue recovery, to the extent available, by making and reasonably pursuing a claim under (i) any purchase agreement related to the Company’s or any of its Subsidiary’s prior acquisitions that have closed on or after May 17, 2013, and (ii) any representation and warranty insurance policy or environmental or pollution insurance policy obtained by the Company or any of its Subsidiaries in connection with any acquisition or otherwise ((i) and (ii) collectively being the “Other Sources”); provided that (x) Buyer Indemnitee shall be entitled to make a claim for indemnification hereunder in accordance with Section 10.01 while pursuing the Other Sources; and (y) Buyer shall be entitled to pursue recovery of the amount of any Losses not recovered from the Other Sources in accordance with the terms hereof subject to the limitations set forth herein, including, without limitation, any Losses remaining unpaid after any settlement or other agreement with the applicable counterparties to such Other Sources, or any other impediment to recovery therefrom.

ARTICLE XI

DEFINITIONS

11.01 Defined Terms. As used herein, the following terms shall have the following meanings:

“Adjustment Escrow Amount” means $500,000 to be deposited with the Escrow Agent at Closing in accordance with the terms of the Escrow Agreement and this Agreement.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.

“Agreement” has the meaning forth in the Preamble.

“Audited Financial Statements” has the meaning set forth in Section 4.07(a).

“Authorized Action” has the meaning set forth in Section 13.15(d).

“Balance Sheet Date” has the meaning set forth in Section 4.07(a).

“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 3.03.

“Business Day” means any day, excluding Saturday, Sunday and any other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnitees” has the meaning set forth in Section 10.02(a).

“Buyer Releasee(s)” has the meaning set forth in Section 6.07.

“Cap” means, as of any date, the amount of the Indemnification Escrow Amount then held by the Escrow Agent pursuant to the Escrow Agreement.

“Cash Amount” means, as of 12:01 a.m. on the Closing Date, all unrestricted cash and cash equivalents held by the Company and its Subsidiaries at such time determined in accordance with GAAP (excluding all deposits with third parties).

“Certificate of Merger” has the meaning set forth in Section 1.02.

“Certificates” has the meaning set forth in Section 1.08(a).

“Closing” has the meaning set forth in Section 2.01.

“Closing Cash Payment” means the amount equal to (a) $155,000,000.00, plus (b) the Cash Amount, minus (c) the outstanding amount of all Funded Debt as of the Closing Date, minus (d) the Transaction Expenses Amount, minus (e) the Holdback, minus (f) the Escrow Amount, minus (f) the Working Capital Deficit, if any, plus (g) the Working Capital Surplus, if any.

“Closing Consideration” means the Estimated Closing Cash Payment, plus the Option Aggregate Exercise Price.

“Closing Date” has the meaning set forth in Section 2.01.

“Closing Statement” has the meaning set forth in Section 2.04(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means (a) the voting common stock, par value $0.001 per share, of the Company and (b) the non-voting common stock, par value $0.001 per share, of the Company.

“Common Stock Merger Consideration” has the meaning set forth in Section 1.07(a).

“Company” has the meaning set forth in the Preamble.

“Company ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

“Contract” means any contract, agreement, indenture, note, bond, loan, mortgage, license, instrument, lease, or other legally binding commitment or other legally binding arrangement (whether written or oral).

“Data Room” has the meaning set forth in Section 13.13.

“Deductible” has the meaning set forth in Section 10.02(c).

“Designated Courts” has the meaning set forth in Section 13.09(a).

“DGCL” has the meaning set forth in the Recitals.

“Disclosure Schedule” means the disclosure schedule delivered by the Company to Buyer on the date hereof regarding certain exceptions to the representations and warranties in ARTICLE IV hereof.

“Dissenter Payment” has the meaning set forth in Section 1.11(a).

“D&O Tail” has the meaning set forth in Section 6.02(b).

“Effective Time” has the meaning set forth in Section 1.02.

“Employee Benefit Plans” has the meaning set forth in Section 4.14(a).

“Employment Offer Letters” has the meaning set forth in Section 2.03(a)(xiii).

“Environmental Laws” means all Laws enacted and in effect on or prior to the Closing Date concerning pollution or protection of the environment, natural resources or human health and safety including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control, or cleanup of any hazardous materials, substances or wastes including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Emergency Planning and Right-To-Know Act (42 U.S.C. § 11101 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.) (including the Resource Conservation and Recovery Act), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal

Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300(f) et seq.), the Lead-Based Paint Exposure Reduction Act (42 U.S.C. § 2681 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and all Laws of a similar nature, each as amended.

“Environmental Permits” has the meaning set forth in Section 4.10(d).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” means the escrow agreement in substantially the form attached hereto as Exhibit E.

“Escrow Amount” means, collectively, the Adjustment Escrow Amount and the Indemnification Escrow Amount.

“Estimated Closing Cash Payment” has the meaning set forth in Section 2.04(a).

“Estimated Closing Date Balance Sheet” has the meaning set forth in Section 2.04(a).

“Financial Statements” has the meaning set forth in Section 4.07(a).

“Fraud” means, with respect to any Party or any Securityholder, fraud as determined by the Designated Courts, provided that the parties agree that fraud shall, at a minimum, require that the party alleging fraud establish that such Party or such Securityholder had actual knowledge that such representation or warranty made by the Company or such Securityholder was breached when made and intentionally did not disclose such breach of such representation or warranty.

“Fully Diluted Shares” means the sum of (a) the total number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Common Stock held by the Company as treasury stock or held by Buyer or any of its Subsidiaries), plus (b) the total number of Option Shares that are subject to all Options issued and outstanding immediately prior to the Effective Time.

“Fundamental Representations” has the meaning set forth in Section 10.01(b).

“Funded Debt” means, without duplication, (a) all obligations of the Company and its Subsidiaries for indebtedness for borrowed money and any accrued interest or prepayment premiums or penalties related thereto, (b) the principal amount of all capital leases plus accrued and unpaid interest thereon (each determined in accordance with GAAP as applied by the Company prior to the date hereof), (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (d) any obligation incurred for all or any part of the deferred purchase price of property or other assets, (e) the amount drawn on all letters of credit issued for the account of the Company or any of its Subsidiaries; (f) obligations (whether or not the Company or any of its Subsidiaries has assumed or become liable for the payment of such obligation) secured by Liens upon property of the Company or any of its Subsidiaries, (g) unfunded obligations for pension or retirement benefits (excluding those related to defined contribution plans) for any officer, director or employee of the Company or any of its Subsidiaries; (h) unfunded obligations for deferred compensation for any officer, director or employee of the Company or any of its Subsidiaries; (i) all bankers acceptances, (j) all prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any amounts described in this definition, (k) any guarantee by the Company or any of its Subsidiaries of any amounts described in this definition or debt securities of any other Person (other than the Company or any of the Company Subsidiaries), and (l) any accrued and unpaid interest owing by the Company or any of its Subsidiaries with respect to any obligations of a type described in clauses (a) through (k); provided, however, that Funded Debt shall not include any liabilities included in the calculation of Working Capital.

“Future Distribution Amount” means any consideration or other amounts payable or otherwise deliverable to the Representative (on behalf of the Securityholders) pursuant to Sections 2.04, 7.06, 10.03 or 13.15 of this Agreement plus the release of any portion of the Escrow Amount pursuant to the Escrow Agreement.

“GAAP” means United States generally accepted accounting principles, applied on a basis consistent with the Audited Financial Statements date as at or for the period ended December 31, 2014.

“Governmental Authority” means any United States or non-United States federal, state, provincial or local governmental or regulatory commission, board, bureau, agency, court or regulatory or administrative body.

“Hazardous Material(s)” means any substance, material or waste which is regulated by the United States, the foreign jurisdictions in which the Company or any of its Subsidiaries conducts business, or any state, local or foreign Governmental Authority under any Environmental Law, and without limiting the generality of the foregoing, including petroleum and its by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, lead-based paint, and any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic material,” “toxic waste” or “toxic substance,” or any substance the presence, use, handling, storage or disposal is regulated under any provision of Environmental Law.

“Holdback” means $250,000.

“Income Tax Return” means all Tax Returns filed or required to be filed with any Taxing Authority with respect to Income Taxes.

“Income Taxes” means Taxes imposed on, or determined by reference to, net income.

“Indemnification Escrow Amount” means $1,162,500 to be deposited with the Escrow Agent at Closing in accordance with the terms of the Escrow Agreement and this Agreement.

“Indemnified Party” has the meaning set forth in Section 10.04(a).

“Indemnifying Party” has the meaning set forth in Section 10.04(a).

“Independent Auditor” has the meaning set forth in Section 2.04(b)(i).

“Insurance Policies” has the meaning set forth in Section 4.16.

“Intellectual Property” means (i) all inventions, all improvements thereto, and all United States and foreign patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (iv) all trade secrets and confidential or valuable information; (v) all computer software (including data and related documentation); (vi) all other proprietary, intangible, or intellectual property rights; and (vii) all copies and tangible embodiments thereof (in whatever form or medium).

“Interim Financial Statements” has the meaning set forth in Section 4.07(a).

“Inventory” means all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Company and/or its Subsidiaries.

“Knowledge” means, (i) with respect to the Company, the actual knowledge of Jim Brown, Claudia Pieropan, David DeMarzo and Donald Scuvotti and the knowledge that each such person would reasonably be expected to obtain in the course of diligently performing his or her duties for the Company; and (ii) with respect to the Buyer, the actual knowledge of Jo-Ann Longworth and Richard Garneau and the knowledge that each such person would reasonably be expected to obtain in the course of diligently performing his or her duties for the Buyer.

“Latest Balance Sheet” has the meaning set forth in Section 4.07(a).

“Law” means any United States or non-United States federal, state, local, municipal or order, constitution, law, ordinance, rule, regulation, statute or treaty.

“Leased Real Property” has the meaning set forth in Section 4.11(c).

“Letter of Transmittal” has the meaning set forth in Section 1.08(b).

“Liability” means any liability or obligation of any nature whatsoever (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, or otherwise), including any liability for Taxes.

“Lien” means any lien, charge, mortgage, pledge, security interest or other encumbrance (other than restrictions on transfer generally arising under federal and state securities Laws).

“Loss” means, with respect to any Person, any damage, Liability, demand, claim, action, cause of action, cost, deficiency, penalty, fine or other loss or expense (including reasonable attorneys’ fees), whether or not arising out of a Third Party Claim, against or affecting such Person; provided, that the Parties agree that “Loss” shall not include any punitive damages, except to the extent awarded pursuant to a Third Party Claim.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts, condition, or development that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the results of operations or condition (financial or otherwise) of the Company or any of its Subsidiaries, or which could reasonably be expected to impair the ability of the Company to consummate the transactions contemplated hereby; provided, that any adverse change, effect, event, occurrence, state of facts, condition, or development attributable to any of the following shall not constitute, and shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) business or political conditions or conditions generally affecting the industry or segments therein in which the Company or any of its Subsidiaries participates, the U.S. economy as a whole or the capital, credit or financial markets in general or the markets in which the Company and its Subsidiaries operate, provided that the Company and/or its Subsidiaries are not disproportionately impacted by the same; (b) any change in accounting requirements or principles or any change in applicable Laws; (c) any acts of war (whether or not declared), armed hostilities, or terrorism occurring after the date of this Agreement; or (d) any failure by the Company or any of its Subsidiaries to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement (other than facts underlying such failure).

“Material Contracts” has the meaning set forth in Section 4.19(a).

“Material Customer” has the meaning set forth in Section 4.21(a).

“Material Supplier” has the meaning set forth in Section 4.21(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means the Common Stock Merger Consideration or the Option Merger Consideration, as applicable.

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Multiemployer Plans” means Employee Benefit Plans that are multiemployer plans as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plans” means Employee Benefit Plans that are subject to Section 210(a), 4063 and 4064 of ERISA or Section 413(c) of the Code.

“Objection Disputes” has the meaning set forth in Section 2.04(b)(i).

“Objection Statement” has the meaning set forth in Section 2.04(b)(i).

“Option” means any option or right to acquire shares of capital stock of the Company that are vested and exercisable (or will become vested and exercisable as a result of the transactions contemplated hereby (whether pursuant to the terms of such options and rights, or at the election of the Company’s board of directors)), as of immediately prior to the Effective Time.

“Option Aggregate Exercise Price” means the aggregate exercise price of all unexercised Options as of Closing (determined for each Option by multiplying the exercise price of such Option by the total number of Option Shares subject to such Option).

“Option Merger Consideration” has the meaning set forth in Section 1.07(b).

“Option Shares” means, with respect to any Option, the total number of shares of Common Stock of the Company that are subject to such Option and are vested and exercisable (or will become vested and exercisable as a result of the transactions contemplated hereby (whether pursuant to the terms of such Option and rights, or at the election of the Company’s board of directors)) immediately prior to the Effective Time.

“Optionholder” means any person who, immediately prior to the Effective Time, holds an Option.

“Paper Machines” means the two 122” Trim Tissue Paper Machines located at 3725 E 10th Court, Hialeah, FL 33013, and the 106” Trim Tissue Paper Machine located at 3401 St. Johns Parkway, Sanford, FL 32771.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Payoff Letters” has the meaning set forth in Section 2.02(e).

“Peak Rock Entities” has the meaning set forth in Section 13.14.

“Peak Rock Services Agreements” means, collectively, (a) that certain Amended and Restated Management Services Agreement dated May 12, 2014 between Atlas Paper Mills, LLC and Peak Rock Capital LLC and (b) that certain Management Services Agreement dated September 19, 2014 between Atlas Southeast Papers, Inc. and Peak Rock Capital LLC.

“Peak Rock Services Agreements Termination Agreement” means that certain Peak Rock Services Agreements Termination Agreement substantially in the form of Exhibit F hereof.

“Per Share Portion” means a fraction, the numerator of which is one, and the denominator of which is the total number of Fully Diluted Shares.

“Permits” has the meaning set forth in Section 4.17.

“Permitted Liens” means (a) statutory liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate Proceedings by the Company and its Subsidiaries and for which adequate reserves are set forth on the Latest Balance Sheet; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business consistent with past practice; and (c) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over Leased Real Property which are not violated by the current use and operation of the Leased Real Property.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock corporation, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Predecessor” means, with respect to the Company or any of its Subsidiaries, any other Person (a) from whom the Company or any of its Subsidiaries acquired (by purchase, distribution or otherwise) a material portion of such Person’s assets or any line of business of such Person or (b) with whom the Company or any of its Subsidiaries has merged or consolidated.

“Proceeding” means any litigation, suit, arbitration, administrative claim, governmental proceeding or similar proceeding.

“Pro Rata Percentage” means (a) with respect to each Stockholder, a percentage determined by dividing (i) the total number of shares of Common Stock that are held by such Stockholder immediately prior to the Effective Time by (ii) the number of Fully Diluted Shares, and (b) with respect to each Optionholder, a percentage determined by dividing (i) the total number of Option Shares that are subject to all Options held by such Optionholder immediately prior to the Effective Time by (ii) the number of Fully Diluted Shares.

“Qualified Plans” has the meaning set forth in Section 4.14(c).

“R&W Policy” means a representations and warranties insurance policy issued in the name of Buyer, substantially in the policy form attached hereto as Exhibit G, the cost of which shall be paid fifty percent (50%) by Buyer, on the one hand, and fifty percent (50%) by the Company (as a Transaction Expense), on the other hand.

“Real Property Laws” has the meaning set forth in Section 4.11(d).

“Real Property Leases” means all leases, subleases, rights to occupy or use, licenses and other arrangements with respect to the use or occupancy of any real property to which the Company or any of its Subsidiaries is a party, together with all amendments, modifications, side letters and supplements thereto and waivers and consents thereunder.

“Release” means any actual or threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, migration or leaching into the indoor or outdoor environment, or into or out of any property.

“Representative” has the meaning set forth in Section 13.15(a).

“Securities Act” means the Securities and Exchange Act of 1933, as amended.

“Securityholder” means all Stockholders and Optionholders.

“Securityholder Deliveries” has the meaning set forth in Section 1.08(c).

“Securityholder Group” has the meaning set forth Section 13.16.

“Securityholder Indemnitees” has the meaning set forth in Section 10.03(a).

“Securityholder Releasor(s)” has the meaning set forth in Section 6.07.

“Stockholder” means each holder of record of any Common Stock.

“Stockholder Consent” means the written consent of the stockholders of the Company holding, in the aggregate, 100% of the outstanding Common Stock of the Company, approving and adopting this Agreement, the Merger and the other transactions contemplated hereby in accordance with the DGCL and the Company’s Certificate of Incorporation, the form of which is attached hereto as Exhibit H.

“Straddle Period” has the meaning set forth in Section 7.02.

“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, limited liability company or other legal entity in which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or ownership interests, the holder of which is generally entitled to elect a majority of the board of directors or other governing body of such legal entity.

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Tax Return” means any declaration, estimate, return, report, information statement, schedule or other document (including any related or supporting information) with respect to Taxes that is required to be filed with any Taxing Authority.

“Taxes” means all United States or non-United States federal, provincial, territorial, state, municipal, local or other taxes, imposts, and assessments including, without limitation, ad valorem, capital, capital stock, customs and import duties, disability, documentary stamp, employment, environmental, escheat, excise, franchise, gains, goods and services, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal property, production, profits, property, real property, recording, rent, sales, social security, stamp, transfer, transfer gains, unclaimed property, unemployment, use, value added, windfall profits, and withholding, together with any interest, additions, fines or penalties with respect thereto or in respect of any failure to comply with any requirement regarding Tax Returns and any interest in respect of such additions, fines or penalties and shall include any transferee liability in respect of any and all of the above. The term “Taxes” also includes liability for Taxes of any other Person, whether pursuant to applicable Law (including without limitation U.S. Treasury Regulation Section 1.1502-6), contracts or otherwise.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority that has the right to impose Taxes on the Company or any of its Subsidiaries.

“Third Party Claim” has the meaning set forth in Section 10.04(a).

“Transaction Documents” means, with respect to any Person, this Agreement together with any other agreements, instruments, certificates and documents executed by such Person in connection herewith or therewith or in connection with the transactions contemplated hereby or thereby.

“Transaction Expenses” means (a) all out-of-pocket expenses, fees and costs incurred prior to and through the Closing Date by the Company or any of its Subsidiaries that are payable to any Person by the Company or any of its Subsidiaries (whether payable before or after the Closing) in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Merger, the other transactions contemplated hereby and the Closing, including, without limitation, all fees and expenses payable by the Company or any of its Subsidiaries to Moelis & Company LLC, McDermott Will & Emery LLP, and other professional advisors in connection with the transactions contemplated by this Agreement, (b) fifty percent (50%) of the premium and other costs of the D&O Tail; (c) fifty percent (50%) of the premium and underwriting costs of the R&W Policy; (d) fifty percent (50%) of the fees charged by the Escrow Agent at Closing; (e) any fees and expenses payable by the Company or any of its Subsidiaries (i) to Peak Rock Capital LLC or its Affiliates pursuant to the Peak Rock Services Agreements or otherwise and (ii) to any Person in connection with the termination of any Contract required to be terminated hereunder; and (f) all bonuses, change of control payments, severance payments, or other payments, if any, payable to officers or employees of the Company or any of its Subsidiaries required to be made as a direct result of the consummation of the transactions contemplated by this Agreement, including any Taxes payable by the Company or any of its Subsidiaries thereon pursuant to plans and Contracts put in place by the Company prior to the Closing; provided, however, that Transaction Expenses shall not include any liabilities included in the calculation of Working Capital.

“Transaction Expenses Amount” means an amount equal to all Transaction Expenses that have not been paid prior to the Closing Date, whether or not the Company or any of its Subsidiaries has been billed for such expenses.

“Transaction Tax Deductions” means the deductions arising in connection with the transactions contemplated by this Agreement (whether realized with respect to taxable periods ending before, on or after the Closing Date).

“Transfer Taxes” has the meaning set forth in Section 6.04.

“WARN Act” has the meaning set forth in Section 6.05(a).

“Working Capital” has the meaning set forth in Schedule 2.05(a).

“Working Capital Deficit” means the amount by which the Working Capital is less than the Working Capital Target.

“Working Capital Surplus” means the amount by which the Working Capital is greater than the Working Capital Target.

“Working Capital Target” means $10,500,000.00

11.02 Other Definitional Provisions.

(a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

(b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c) All references to “$” in this Agreement shall be deemed references to United States dollars.

(d) Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

ARTICLE XII

[RESERVED]

ARTICLE XIII

GENERAL PROVISIONS

13.01 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (i) personally delivered, (ii) one Business Day after deposit with Federal Express or similar nationally reputable overnight courier service, (iii) upon transmission by facsimile if a customary confirmation of transmission is received during normal business hours and, if not, the next Business Day after transmission, (iv) upon confirmation of receipt of electronic email (followed by delivery of an original via Federal Express or similar nationally reputable overnight courier service) or (v) three Business Days after being mailed by first class mail, return receipt requested. Notices, demands and communications to Buyer, the Merger Sub, the Company and the Representative shall, unless another address is specified in writing, be sent to the addresses indicated below:

(a)	if to Buyer or Merger Sub (or the Surviving Corporation after Closing) to:

Resolute Growth US LLC

111, rue Duke, bureau 5000

Montreal, Quebec, Canada H3C 2M1

Attention: Vice President, Legal Affairs

Facsimile No.: (514) 394-3644

with a copy to (which notice shall not constitute notice to Buyer or Merger Sub (or the Surviving Corporation after Closing)):

Akerman LLP

One Southeast Third Avenue, Suite 2500

Miami, FL 33139

Attention: Mary V. Carroll

Facsimile: (305) 349-4764

Email: mary.carroll@akerman.com

(b)	if to Representative or any Securityholder (or the Company before Closing) to:

HC Capital Holdings 313A, LLC

c/o Peak Rock Capital LLC

13413 Galleria Circle, Suite Q-300

Austin, Texas 78738

Attention: Peter Leibman and Robert Pistilli

Facsimile: (512) 765-6530

Email: leibman@peakrockcapital.com; pistilli@peakrockcapital.com with a copy to (which notice shall not constitute notice):

McDermott Will & Emery LLP

227 West Monroe Street

Chicago, Illinois 60606

Attention: Brooks Gruemmer

Facsimile: (312) 984-7700

Email: bgruemmer@mwe.com

13.02 Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto) and other documents delivered at the Closing pursuant hereto or thereto, contain the entire understanding of the Parties in respect of their subject matter and supersede all prior agreements and understandings (oral or written) between the Parties with respect to such subject matter, other than the Confidentiality Agreement. The Disclosure Schedule, Exhibits and Schedules constitute a part hereof as though set forth in full herein.

13.03 Expenses. Except as otherwise provided herein, the Parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement. Notwithstanding the foregoing, in the event of litigation with respect to this Agreement (other than a Third Party Claim), the non-prevailing Party shall reimburse the prevailing Party for all costs and expenses, including reasonable out-of-pocket attorneys’ fees and expenses, incurred by the prevailing Party in connection with any such litigation, including any appeal therefrom.

13.04 Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by Buyer and the

Company and the Representative. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the Parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

13.05 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing expressed or implied herein or therein shall be construed to give any other Person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by the Parties hereto without the prior written consent of the other Parties; provided, that Buyer and Merger Sub (or the Surviving Corporation after Closing) may, without the consent of any other Party, assign their rights hereunder for collateral security purposes to any lender providing financing to Buyer or any of its Affiliates.

13.06 Counterparts. This Agreement may be executed in any number of counterparts (including by means of facsimile and electronically transmitted portable document format (pdf) signature pages), each of which shall be an original but all of which together shall constitute one and the same instrument.

13.07 Interpretation; Schedules. When a reference is made in this Agreement to the Preamble or Recitals or an Article, Section, clause, Schedule or Exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Words of one gender shall be held to include the other gender as the context requires. The words “herein,” “hereof,” “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section. The headings contained herein and on the Schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the Schedules. Unless otherwise specified herein, references to any statute, listing rule, rule, standard, regulation or other law include a reference to the corresponding rules and regulations and each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time. References to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section. References to any Contract (including this Agreement) or organizational document are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated. References to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise, and permitted assigns. Each representation, warranty and covenant contained herein will have independent significance. Except as expressly provided otherwise herein, if any Party hereto (or any Securityholder) has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party (or such Securityholder) has not breached will not detract from or mitigate the fact that the Party (or such Securityholder) is in breach of the first representation, warranty or covenant. Any information set forth in one section of the Disclosure Schedule will be deemed to apply to other sections of the Disclosure Schedule to which its relevance is apparent from the face of such disclosure (notwithstanding the omission of a reference or cross-reference thereto). The information contained in the Schedules hereto is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement. Capitalized terms used but not defined in the Disclosure Schedules shall have the meanings set forth herein.

13.08 Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the internal substantive Laws of Delaware applicable to contracts executed and to be wholly performed within Delaware.

13.09 Forum Selection; Consent to Jurisdiction; Waiver of Jury Trial.

(a) Any Proceeding against Buyer, Merger Sub, the Company, any of the Securityholders, the Surviving Corporation or the Representative or arising out of, or with respect to, this Agreement or any judgment entered by any court in respect thereof shall be brought exclusively in the state or federal courts located in New Castle County in the State of Delaware (the “Designated Courts”), and the Parties hereto accept the exclusive jurisdiction of the Designated Courts for the purpose of any Proceeding. Each Party and each Securityholder agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such Party or the Representative (on behalf of such Securityholder) in accordance with Section 13.01 shall be effective service of process for any action, suit or proceeding brought against such Party or Securityholder in any such court. Buyer and Merger Sub hereby designate the individual listed in Section 13.01(a) to whom notice may be given on behalf of Buyer and Merger Sub as their true and lawful agent upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Representative or any Securityholder. Each Securityholder and the Representative hereby designate the individual listed in Section 13.01(b) to whom notice may be given on behalf of the Representative and each Securityholder as their true and lawful agent upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of Buyer, Merger Sub or the Surviving Corporation.

(b) In addition, each Party and each Securityholder hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any Proceeding arising out of or relating to this Agreement in any Designated Court or any judgment entered by any of the Designated Courts and hereby further irrevocably waives any claim that any Proceedings brought in the Designated Courts has been brought in an inconvenient forum.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF, OR WITH RESPECT TO, THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS

AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 13.09. EITHER PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

13.10 Specific Performance. Each of the Parties agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Buyer, the Company and the Securityholders would be irreparably harmed if any of the provisions of the Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a Party may be entitled at Law, a Party shall be entitled to injunctive relief without the posting of any bond or other undertaking to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. Each Party and each Securityholder further waives any defense that a remedy at Law would be adequate in any action or Proceeding for specific performance or injunctive relief hereunder.

13.11 Arm’s Length Negotiations; Drafting. Each Party herein expressly represents and warrants to the other Parties that before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; said Party has relied solely and completely upon its own judgment in executing this Agreement; said Party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement, which is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel. This Agreement shall be deemed drafted jointly by the Parties and nothing shall be construed against one Party or another as the drafting Party.

13.12 Time. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.13 Made Available. The phrase “made available to Buyer” or similar phrases as used in this Agreement shall mean that the subject documents were either posted to the “Project Hurricane” data room at Intralinks.com established by the Company and/or its agents (the “Data Room”) or delivered to Buyer or its accountants, attorneys or other designated agents.

13.14 Confidentiality; Publicity. Except as may be required by Law, or as otherwise permitted or expressly contemplated herein, no Party or its respective Affiliates, employees, agents and representatives shall disclose to any third party the existence of this Agreement or the subject matter or terms hereof without the prior consent of the other Party; provided, however, that each Party and their Affiliates shall be permitted (a) to disclose such information to their attorneys, advisors, representatives, members or investors,

(b) to disclose and use such information solely in connection with enforcing their rights and fulfilling their obligations under this Agreement or any other Transaction Document and (c) issue press releases announcing the closing of the transaction, provided that the issuing Party shall provide the other Party with a draft of such press release prior to issuance and provide such other Party with the opportunity to review and comment on such draft. Except as contemplated by clause (c) above, no press release or public announcement related to this Agreement or the transactions contemplated herein any other announcement or communication to the employees, customers or suppliers of the Company and its Subsidiaries, shall be issued or made by the Company, any Securityholder or the Representative without the approval of the Buyer, unless required by Law (in the reasonable opinion of counsel) in which case the Buyer and the Representative shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication (subject to the last sentence of this Section). Notwithstanding the foregoing, nothing in this Agreement shall (x) restrict the ability of Peak Rock Capital LLC and its Affiliates (the “Peak Rock Entities”) from providing (i) the financial results achieved by the Peak Rock Entities with respect to their beneficial interest in the Company and its Subsidiaries to their respective investors, potential investors, providers of financing and other third parties in the ordinary course of their business or (ii) a description of the Company and its Subsidiaries (including their financial performance, and the Peak Rock Entities’ investment and role therein), and such other information as the Peak Rock Entities provide to third parties in the ordinary course of business, to the current or prospective limited partners, financing sources or other business associates of the Peak Rock Entities and their respective advisors in the ordinary course of business, except in each case as otherwise required by Law. Notwithstanding anything to the contrary set forth herein, the Parties acknowledge and agree that the Buyer and/or its Affiliates will make certain securities filings required in connection with the signing and Closing of the transactions contemplated hereby, issue a press release in connection therewith, and shall implement a communications plan with employees, customers and suppliers of the Company and any of its Subsidiaries after the Closing, and that no consent of any Party or other Person shall be required hereunder in connection with any such actions, provided that Buyer shall provide the Representative with a draft of the Form 8-K and initial press release prior to filing or issuance as applicable and provide the Representative with the opportunity to review and comment on such drafts, and if the Closing occurs and Buyer has not received any such comments from Representative, then Representative shall be deemed to have waived its right to review such drafts.

13.15 Designation of the Representative.

(a) Designation. HC Capital Holdings 313A, LLC (the “Representative”) is hereby designated to serve as the representative of the Securityholders with respect to the matters expressly set forth in this Agreement to be performed by the Representative.

(b) Authority. The Representative is hereby irrevocably appointed as the agent, proxy and attorney-in-fact for each of the Securityholders for all purposes of this Agreement and any other agreement entered into in connection herewith (including the full power and authority on such Person’s behalf (i) to consummate the transactions contemplated herein, (ii) to pay expenses incurred by such Person or the Representative in connection with the marketing of the Company, the evaluation of the transactions contemplated by this Agreement and the negotiation and performance of this Agreement and any other agreement entered into in connection herewith (whether incurred on or after the date hereof), (iii) to disburse any funds received hereunder to each other Securityholder, (iv) to endorse and deliver any certificates or instruments representing the shares of Common Stock or the Options and execute such further agreements or instruments of assignment as Buyer shall reasonably request or which the Representative shall consider necessary or proper to effectuate the transactions contemplated by this Agreement, all of which shall have the effect of binding the Securityholders as if such Securityholder had personally executed such agreement or instrument, (v) to resolve any adjustments or issues relating to any component of the Closing Cash Payment, (vi) to receive notices, service of process and other deliverables hereunder on behalf of such Person, (vii) to execute and deliver on behalf of such Person any amendment or waiver hereto or to any other agreement contemplated hereunder, (viii) to take all other actions to be taken by or on behalf of such Person in connection herewith, (ix) to dispute, compromise, settle and pay any claims made in connection with this Agreement or the transactions contemplated hereunder, (x) to retain legal and other professional advisors on behalf of, and at the expense of the Securityholders in connection with its actions hereunder, (xi) to dispense funds from the Holdback to the Securityholders pursuant to the terms of this Agreement and to retain from such funds an amount sufficient to satisfy the reasonable out-of-pocket expenses or other amounts incurred or payable by the Representative in fulfilling its obligations hereunder, (xii) to make any calculations required under this Agreement (including calculations with respect to the distribution of the Merger Consideration or any Future Distribution Amounts or each Securityholder’s Pro Rata Percentage of any indemnification obligation), and (xiii) to do each and every act and exercise any and all rights which such Person or the Securityholders are permitted or required to do or exercise under this Agreement. Such agency, proxy and attorney-in-fact and all authority granted hereunder are coupled with an interest, are therefore irrevocable without the consent of the Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Person. If, after the execution of this Agreement, any Securityholder dies, dissolves or liquidates or becomes incapacitated or incompetent, then the Representative is nevertheless authorized, empowered and directed to act in accordance with this Agreement as if that death, dissolution, liquidation, incapacity or incompetency had not occurred and regardless of notice thereof. All decisions and actions by the Representative shall be binding upon all of the Securityholders, and no Securityholder shall have the right to object, dissent, protest or otherwise contest the same.

(c) Holdback. The Holdback shall be withheld and paid directly to an account maintained by the Representative (or a financial institution selected by the Representative) as a fund for the fees and expenses (including, without limitation, any legal fees and expenses) of the Representative incurred in connection with the marketing of the Company, this Agreement, the evaluation of the transactions contemplated by this Agreement, other actions taken by the Representative pursuant to this Agreement, with any balance of the Holdback not utilized for such purposes to be returned to the Securityholders in accordance with their Pro Rata Percentage. In the event that the Holdback shall be insufficient to satisfy the fees and expenses and other amounts payable by or on behalf of the Representative, the Representative shall be entitled to recover any remaining expenses directly from the Securityholders. The Representative shall not have any obligation to personally advance funds in connection with the performance of any duties under this Agreement.

(d) Authority; Indemnification. Buyer, Merger Sub and Surviving Corporation shall be entitled to rely on any action taken by the Representative, on behalf of the

Securityholders, pursuant to Section 13.15(b) (each, an “Authorized Action”), and each Authorized Action shall be binding on each Securityholder as fully as if such Person had taken such Authorized Action. Buyer agrees that the Representative, solely in its capacity as the Representative, shall have no Liability to Buyer for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or bad faith. Each Securityholder severally, for itself only and not jointly, will indemnify and hold harmless the Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Representative in connection with any action, suit or Proceeding to which the Representative is made a party by reason of the fact it is or was acting as the Representative pursuant to the terms of this Agreement.

(e) Duties of the Representative. The Representative hereby accepts its obligations under this Agreement. The Representative shall have only the duties expressly stated in this Agreement, and shall have no other duty, express or implied. The Representative is not, by virtue of serving as Representative, a fiduciary of the Securityholders or any other Person. The Representative, in its capacity as such, has no personal responsibility or Liability for any representation, warranty or covenant of the Company.

(f) Exculpation. The Representative shall not be liable to any Securityholder for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Representative shall not be relieved of any Liability imposed by Law for fraud or bad faith. The Representative shall not be liable to the Securityholders for any apportionment or distribution of payments made by the Representative in good faith, and, if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Person to whom payment was due, but not made, shall be to recover from other Securityholders any payment in excess of the amount to which they are determined to have been entitled. The Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Representative nor any agent employed by it shall incur any Liability to any Securityholder by virtue of the failure or refusal of the Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or bad faith.

(g) Letter of Transmittal. Any Securityholder that executes and delivers a Letter of Transmittal pursuant to Section 1.08 will become a Party to this Agreement and shall be subject to all of the terms and conditions of this Agreement applicable to it as a Securityholder or as a Party hereunder.

(h) No Fees to or Compensation of the Representative. The Representative shall not be entitled to and shall not charge or collect from the Securityholders or any other Person any fees or other compensation for its services as the Representative under this Agreement. The Representative, however, shall be entitled to reimbursement from the Securityholders (based on their Pro Rata Percentage of such expenses) for its reasonable out-of-pocket expenses incurred in connection with its services as the Representative under this Agreement.

(i) Replacement of the Representative. If the Representative resigns or is otherwise unable or unwilling to serve in such capacity, then the Securityholders that held a majority of the shares of voting Common Stock outstanding on the date hereof will appoint a new Person to serve as the Representative, subject to the Buyer’s advance written approval of such replacement, which shall not be unreasonably withheld. Until such appointment is effective, Buyer will be entitled to rely on the actions and statements of the previous Representative.

13.16 Company Representation. Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that McDermott Will & Emery LLP may serve as counsel to each and any of the Securityholders and their respective Affiliates (individually and collectively, the “Securityholder Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, McDermott Will & Emery LLP (or any successor) may serve as counsel to the Representative, the Securityholder Group (or any member of the Securityholder Group) or any director, member, partner, officer, employee or Affiliate of the Representative, the Company or the Securityholder Group (or any member of the Securityholder Group) in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of the Company and/or any of its Subsidiaries, and each of the Parties consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause its Affiliates to consent to and waive any conflict of interest arising from such representation. Buyer and Merger Sub further agree that, as to all communications among McDermott Will & Emery LLP, the Representative, the Company and/or any Securityholder in connection with the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence (and the right to waive or assert such privilege) belongs to the Representative and, if applicable, the Securityholders and may be controlled by the Representative and shall not pass to or be claimed by Buyer, Merger Sub, the Surviving Corporation or any of its Subsidiaries. The Parties agree that McDermott Will & Emery LLP shall not, without the consent of the Representative, be required to disclose to Buyer or the Surviving Corporation or any of its Subsidiaries, any advice given in connection with this Agreement and the transactions contemplated hereby.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BUYER:

RESOLUTE GROWTH US LLC

By:	/s/ Jo-Ann Longworth
Name:	Jo-Ann Longworth
Title:	Sr. Vice President & CFO

By:	/s/ Jacques P. Vachon
Name:	Jacques P. Vachon
Title:	Sr. Vice President, Corporate Affairs & CLO

MERGER SUB:

RESOLUTE FP FLORIDA INC.

By:	/s/ Jo-Ann Longworth
Name:	Jo-Ann Longworth
Title:	Vice President & CFO

By:	/s/ Jacques P. Vachon
Name:	Jacques P. Vachon
Title:	Vice President & Secretary

COMPANY:

ATLAS PAPER HOLDINGS, INC.

By:	/s/ Jim W. Brown
Name:	Jim W. Brown
Title:	President and Chief Executive Officer

REPRESENTATIVE:

HC CAPITAL HOLDINGS 313A, LLC

By:	/s/ Peter Leibman
Name:	Peter Leibman
Title:	Manager

[SIGNATURE PAGE TO MERGER AGREEMENT]